Exhibit 10.1

INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE AND LOAN PURCHASE AGREEMENT

by and among

CENNTRO ELECTRIC GROUP, INC.

and

CENNTRO ELECTRIC GROUP LIMITED

and

MOSOLF SE & CO. KG

Dated as of March 5, 2022

Page

RECITALS		1

ARTICLE 1 CORPORATE STATUS		2

1.1	The Company	2
1.2	The Subsidiary	2

ARTICLE 2 PURCHASE, SALE AND ASSIGNMENT		3

2.1	Purchase, Sale and Assignment of Purchased Shares	3
2.2	Share Purchase Price	3
2.3	Escrow; General Escrow Amount	4
2.4	Purchase, Sale and Assignment of Purchased Loan, Creditor Rights and Liabilities	4
2.5	Loan Purchase Price	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		5

3.1	Corporate Organization	5
3.2	Capitalization of the Company	6
3.3	Capitalization of the Subsidiary	6
3.4	No Violation; Required Filings, Change of Control Provisions and Consents	6
3.5	Broker’s Fees	7
3.6	Financial Statements	7
3.7	Absence of Undisclosed Liabilities	8
3.8	Absence of Certain Changes or Events	9
3.9	Conduct of Business	9
3.10	Legal Disputes	10
3.11	Taxes and Tax Returns	11
3.12	Intellectual Property	12
3.12a	Data Protection	14
3.13	Employment Matters	14
3.14	Material Customers; Material Vendors	16
3.15	Company Contracts	16
3.16	Current and Fixed Assets, Inventories	18
3.17	Real Estate Properties	18
3.18	Bank Accounts	19
3.19	Environmental Liability	19
3.20	Product Liability, Warranty and Related Matters	19
3.21	Public Grants and Subsidies	19
3.22	Meeting Minutes	19
3.23	Related Party Transactions	20
3.24	Compliance, Permits	20
3.25	Illegal Payments	20
3.26	Export	21
3.27	Insurance	21
3.28	Information Technology	21
3.29	Full Disclosure	21
3.30	Exclusive Representations and Warranties	21

(continued)
Page

3.31	Knowledge of Seller	22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING SELLER		22

4.1	Authority and Execution	22
4.2	Ownership and Transfer of Purchased Shares	23
4.3	Ownership and Transfer of Purchased Loan	23
4.4	Consents and Approvals	23
4.5	Legal Proceedings	23
4.6	Exclusive Representations and Warranties	23

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		24

5.1	Corporate Organization	24
5.2	Authority and Execution	24
5.3	Consents and Approvals	24
5.4	Legal Proceedings	25
5.5	Winding up / Insolvency	25
5.6	Financing	25
5.7	Exclusive Representations and Warranties	25
5.8	Knowledge of Buyer	25

ARTICLE 6 COVENANTS OF SELLER		25

6.1	General Guidelines on the Conduct of Business Pending the Closing	25
6.2	Specific Rules on the Conduct of Business Pending the Closing	26
6.3	Non-Competition	28
6.4	[*****]	29

ARTICLE 7 ADDITIONAL AGREEMENTS		29

7.1	Exclusive Dealing	29
7.2	Access to Information	29
7.3	Compliance with German Foreign Trade Law	30
7.4	Notification of Certain Events	30
7.5	Logistics Agreement, Put Option	30
7.6	Publicity	31
7.7	Other Actions by the Parties	32
7.8	Taxes	32
7.9	Release, No Recourse	33
7.10	Company Financing after Signing	33

ARTICLE 8 CLOSING CONDITIONS		33

8.1	Closing Conditions	33
8.2	Conditions to Each Party’s Obligations to Effect the Closing	34
8.3	Conditions to the Obligations of Buyer	34
8.4	Conditions to the Obligations of Seller	35

- ii -

(continued)
Page

ARTICLE 9 CLOSING		35

9.1	Closing	35
9.2	Deliveries of Seller	35
9.3	Deliveries of Buyer	36
9.4	Single Transaction	36
9.5	Closing Memorandum	36

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER		37

10.1	Termination	37
10.2	Effect of Termination	37

ARTICLE 11 INDEMNIFICATION, LIMITATIONS		38

11.1	Indemnification by Seller	38
11.2	Indemnification by Buyer	38
11.3	Survival	39
11.4	Seller’s Rights to Cure	39
11.5	Indemnification Proceedings for Third Party Claims	40
11.6	Other Limitations	41
11.7	Exclusivity	42
11.8	Purchase Price Adjustment	43

ARTICLE 12 PARENT GUARANTEE		43

12.1	Guarantor’s Parent Guarantee	43
12.2	Guarantee scope	43

ARTICLE 13 MISCELLANEOUS		43

13.1	Costs, Expenses and Taxes	43
13.2	Default Interest	44
13.3	Notices	44
13.4	Interpretation	44
13.5	Amendments	45
13.6	Entire Agreement, Conflicts	45
13.7	Exclusion of Set-Off and Retention Rights	45
13.8	Governing Law; Jurisdiction and Venue	45
13.9	Severability	46
13.10	Further Assurances, Company Actions	46
13.11	Assignment	46
13.12	Titles and Headings	46
13.13	Definitions	46

EXHIBIT 13.13 DEFINITIONS		1

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.1(e)	Copies of Declarations of Consent by the Company and its Shareholders
Exhibit 3.1(a)	Current Articles of Incorporation (Satzung) of the Company
Exhibit 3.6(a)	Financial Statements 2019, 2020, and 2021
Exhibit 3.13(b)	Complete copy of the standard employment contract
Exhibit 3.13(c)	Complete copies of the service agreements with (i) [*****] and (ii) employees with gross annual remuneration exceeding EUR 100,000
Exhibit 9.1(b)	Draft of Amended Articles of Incorporation (Satzung) of the Company
Exhibit 9.2(a)	Draft of Director Resignation and Release
Exhibit 9.2(b)	Draft of IP Rights Assignment Agreement
Exhibit 9.2(c)	Draft of TSA
Exhibit 9.2(f)	Draft of [*****] Service Agreement
Exhibit 9.2(h)	Draft of [*****] Consultancy Agreement
Exhibit 11.6(f)(iv)	Safekeeping Instructions
Exhibit 13.13	Definitions

Schedules
Schedule 3.0	Form of the Seller Disclosure Schedule

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SHARE AND LOAN PURCHASE AGREEMENT

This SHARE AND LOAN PURCHASE AGREEMENT (including any and all Exhibits and Schedules hereto collectively this “Agreement”) dated as of March 5, 2022, (“Signing Date”) by and among (1) CENNTRO ELECTRIC GROUP, INC., 501 Okerson Road, Freehold, NJ 07728, USA, a corporation incorporated under the laws of Delaware, USA (“Buyer”), (2) CENNTRO ELECTRIC GROUP LIMITED, 225 Willow Brook Rd. Unit 14, Freehold, NJ 07728, USA, a corporation incorporated under the laws of Australia (“Guarantor”), and (3) MOSOLF SE & CO. KG, Dettinger Str. 157-159, 73230 Kirchheim unter Teck, Germany, a limited liability partnership incorporated under the laws of Germany (“Seller”) regarding the sale and purchase of (i) 65% of Seller’s shares in TROPOS MOTORS EUROPE GMBH, a German limited liability company with registered office in Kirchheim unter Teck, Germany (the “Company”), and (ii) 100% of the shareholder loan which Seller provided to the Company.

RECITALS

(A)
Seller is a leading technology service and logistics service provider for the international automotive industry, for manufacturers of agricultural machines and construction machines, the car rental and leasing business, and automotive retail. Seller owns 100% of the issued shares of the Company consisting of 2,500 shares with a nominal value (Nennbetrag) of EUR 100.00 each having the consecutive share numbers 1 to and including 2,500 pursuant to the shareholder list filed with the commercial register of the Company dated April 23, 2019. Seller desires to sell and assign to Buyer (i) 65% of these shares, i.e., 1,625 shares in the Company with a nominal value (Nennbetrag) of EUR 100.00 each, having the consecutive share numbers 876 to and including 2,500 pursuant to the shareholder list filed with the commercial register of the Company dated April 23, 2019 (the “Purchased Shares”) and (ii) 100% of the shareholder loan in the actual drawn loan amount which Seller provided to the Company pursuant to the Loan Agreement (the “Purchased Loan”).

(B)
Buyer is a leading provider in the business of manufacturing, supplying, and selling light commercial electric utility vehicle products, including such in the forms of kits, parts, and components to be assembled by authorized third parties to create a finished vehicle according to certain specifications and requirements. Buyer is wholly owned by Guarantor. Buyer intends to acquire and accept assignment of the Purchased Shares as well as the Purchased Loan.

(C)
At Closing, Seller will (i) ascertain that [*****] executes and delivers a new managing director’s contract (Geschäftsführer-Dienstvertrag) with the Company, to be effective at Closing for a transitional period of two (2) years (the “[*****] Service Agreement”), (ii) revoke the exemption of [*****] from the self-dealing limitations set forth in section 181 BGB, (iii) ascertain that [*****] on behalf of [*****] with its seat in Kirchheim/Teck, Germany, executes and delivers a new consultancy agreement (Beratervertrag) to be effective at Closing upon which [*****] will act as consultant for a transitional period of two (2) years as of the Closing Date with the responsibility for the European and African markets (the “[*****] Consultancy Agreement”) and (iv) provide further deliveries as set forth in Section 9.2.

(D)	At Closing, Buyer will provide deliveries as set forth in Section 9.3.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Buyer, Guarantor, and Seller (collectively referred to as “Parties” or individually a “Party”) agree as follows:

ARTICLE 1
CORPORATE STATUS

1.1	The Company

(a)          The Company is a limited liability company with registered offices in Kirchheim unter Teck, which was established on April 23, 2019, under the laws of Germany and was initially recorded in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Recklinghausen under registration number HRB 8338. The seat of the Company was moved to Kirchheim unter Teck with effect as of May 28, 2020, and the Company is now recorded in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Stuttgart under registration number HRB 774012. The purpose (Unternehmenszweck) of the Company is the direct or indirect activity in the field of research and development, the manufacture and distribution of products and the provision of works and services, in particular in the field of land vehicles, water/rail vehicles and other transport technology products, engines and other technical drives, electronic equipment, installation and systems, technical services, expansion and conversion production, power generation and energy storage, logistics and automotive industry, communication and information technology, technical consulting and services and trade with licenses, as well as vehicles and battery recycling.

(b)         The registered share capital (Stammkapital) of the Company equals EUR 250,000 and is divided into 2,500 shares with a nominal value of EUR 100.00 each, all of which are held by Seller. The share capital of the Company was fully paid-in at its incorporation in cash.

(c)         There have been no capital measures or share transfers since the incorporation of the Company. Seller is recorded as the holder of all shares in the Company having the consecutive share numbers 1 to and including 2,500 pursuant to the shareholder list filed with the commercial register of the Company dated April 23, 2019. No objection (Widerspruch) has been lodged against such shareholder list. In this Agreement, all shares in the Company are collectively referred to as the “Company Shares”, regardless of whether the number, nominal amounts and consecutive numbering of the shares or the registered share capital of the Company correspond to the aforementioned details.

(d)         Dr. Jörg Mosolf, Mr. Tobias Mosolf, and Mr. Gregory Hancke are the registered managing directors of the Company. The Company has also appointed Mr. Stephan Ohletz as person holding registered power of attorney (Prokura). No other persons or companies are authorized to represent the Company, unless set forth in the commercial register.

(e)          The Company and the shareholders of the Company have already consented to the sale and assignment of the Purchased Shares and the Purchased Loan. Copies of the resolutions by the managing directors and by the shareholders of the Company are attached hereto as Exhibit 1.1(e); originals of such resolutions are kept in the files of the Company.

1.2	The Subsidiary

(a)          able2rent GmbH is a limited liability company with registered offices in Nuremberg, Germany, which was organized under the laws of Germany and is recorded in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Nuremberg under registration number HRB 40067 (the “Subsidiary”).

(b)         The registered share capital (Stammkapital) of the Subsidiary equals EUR 200,000 and is divided into 200,000 shares with a par value (Nennbetrag) of EUR 1.00 each, having the consecutive numbers 1 – 200,000 pursuant to the shareholder list filed with the commercial register of Nuremberg dated December 8, 2021.

(c)         The Company holds, either directly or indirectly, 100,000 shares in the Subsidiary with a par value (Nennbetrag) of EUR 1.00 each, having the consecutive numbers 100,001 – 200,000 of the shareholder list to be filed with the commercial register of Nuremberg. The remaining 100,000 shares with a par value (Nennbetrag) of EUR 1.00 each, having the consecutive numbers 1 – 100,000 of the shareholder list to be filed with the commercial register of Nuremberg are owned by DORI Vermögensverwaltungs GmbH, a company recorded in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Nuremberg under registration number HRB 29506 (“DORI”). No objection (Widerspruch) has been lodged against such shareholder list. In this Agreement, all shares which the Company holds in the Subsidiary are collectively referred to as the “Subsidiary Shares”, regardless of whether the number, nominal amounts and consecutive numbering of the shares or the registered share capital of the Subsidiary correspond to the aforementioned details.

(d)          Hans Weilenmann is the sole registered managing director of the Subsidiary. The Subsidiary has not appointed persons holding registered power of attorney (Prokura). No other persons or companies are authorized to represent the Subsidiary, unless set forth in the commercial register.

(e)          The Company and the Subsidiary are herein also collectively referred to as the “TME Companies”, and each a “TME Company”.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT

2.1	Purchase, Sale and Assignment of Purchased Shares

(a)   Upon the terms and subject to the conditions contained herein, Seller hereby sells to Buyer the Purchased Shares free and clear of any and all Encumbrances. Subject to the conditions precedent of (i) full payment of the Share Purchase Price in accordance with Section 2.2, (ii) full payment of the Loan Purchase Price in accordance with Section 2.5 and (iii) the fulfillment or due waiver of all Closing Conditions, Seller hereby assigns (tritt ab) the Purchased Shares to Buyer. Buyer hereby accepts such sale and assignment.

(b)  The sale and assignment of the Purchased Shares shall include any and all rights and obligations associated with, or otherwise pertaining to, the Purchased Shares, including but not limited to the rights to receive profits of the Company for the period commencing on the Effective Date. The “Effective Date” for purposes of determining the right to receive profits shall be as of the beginning of January 1, 2022 (0:00 a. m.) CET.

2.2	Share Purchase Price

(a)   The aggregate purchase price for the Purchased Shares to be paid by Buyer to Seller is EUR 3,250,000 (the “Share Purchase Price”). The Share Purchase Price is not subject to adjustments.

(b)   At Closing (due date), Buyer shall pay, or shall cause payment of, by wire transfer of immediately available funds, and free of costs and charges for Seller, an amount equal to the Share Purchase Price of which:

(i)         EUR 3,000,000 shall be paid to and deposited with the Escrow Agent pursuant to Section 2.3 (the amount standing to credit to the Escrow Account from time to time the “General Escrow Amount”), and

(ii)         the remainder of the Share Purchase Price (such remainder, the “Remainder Payment”) shall be paid to Seller.

(c)   Buyer shall make the Remainder Payment to the following bank account of Seller:

IBAN:	[*****]
BIC/SWIFT:	[*****]

(“Seller’s Bank Account”).

2.3	Escrow; General Escrow Amount

(a)   At Closing, Buyer shall deposit with ABN AMRO BANK N.V. (trading as ABN AMRO Escrow & Settlement) or such other escrow agent as mutually agreed by Buyer and Seller (the “Escrow Agent”) (i) the General Escrow Amount to be retained in an escrow account (the “General Escrow Account”) in accordance with the terms of this Agreement and an escrow agreement, by and among Buyer, Seller and the Escrow Agent to be entered into prior to Closing in a market-standard form to be mutually agreed between Buyer, Seller and the Escrow Agent (the “Escrow Agreement”); it being understood that the fees of the Escrow Agent are borne by Buyer.

(b)   The General Escrow Amount shall be used to satisfy amounts payable to any of the Buyer Indemnified Parties pursuant and subject to ARTICLE 11. Any portion of the General Escrow Amount that is not necessary to satisfy any payment or unresolved bona fide claim pursuant to ARTICLE 11 shall be released within ten (10) Business Days after the date that is eighteen (18) months following the Closing, and shall be delivered to Seller, subject to the terms of the Escrow Agreement.

2.4	Purchase, Sale and Assignment of Purchased Loan, Creditor Rights and Liabilities

(a)   Upon the terms and subject to the conditions contained herein, Seller hereby sells to Buyer the Purchased Loan and subject to the conditions precedent of (i) full payment of the Share Purchase Price in accordance with Section 2.2, (ii) full payment of the Loan Purchase Price in accordance with Section 2.5 and (iii) the fulfillment or due waiver of all Closing Conditions, Seller hereby assigns (tritt ab) the Purchased Loan to Buyer. Buyer hereby accepts such sale and assignment of the Purchased Loan.

(b)   The sale and assignment of the Purchased Loan shall include all contractual rights and Liabilities of Seller under and in connection with the Loan Agreement, including the total claims for repayment of the actually drawn loan amount (at Signing assumed to be EUR 11,900,000 at Closing), accrued interest and all ancillary rights. With assignment of the Purchased Loan to Buyer, there shall be no more residual Liability of the Company towards Seller under the Loan Agreement.

(c)   Upon fulfillment of the conditions precedent set forth in Section 2.4(a), Buyer shall become the sole creditor of the Loan Agreement and all creditors’ rights under the Loan Agreement will be exercised by Buyer. The Parties are in agreement that any payments under or in connection with the Loan Agreement by the Company, in particular any repayment of the Purchased Loan and accrued interest, shall not take place before the expiry of 12 months from the Closing (“Standby Obligation”). After Closing, Buyer undertakes towards Seller to do or cause everything necessary and expedient to ensure that the Company complies with the Standby Obligation.

(d)   In the event of a breach of the Standby Obligation by the Buyer or by the Company, Buyer shall be fully liable towards Seller with respect to any damages, expenses and Liabilities incurred by Seller arising directly or indirectly from, related to or in connection with the breach, in particular in case of insolvency of the Company and/or if claims pursuant to section 135 InsO (Insolvenzordnung) are made against Seller. In such case, Buyer shall upon first request indemnify, defend and hold harmless Seller from and against any and all claims, actions, losses, damages, Liabilities, costs and expenses of any nature whatsoever asserted against, resulting to, imposed upon or incurred by Seller by reason of breach of the Standby Obligation.

(e)   Section 2.4(d) does not apply with respect to interest payments or repayments of capital pursuant to the Loan Agreement which have been made by the Company prior to the Closing Date.

2.5	Loan Purchase Price

(a)   The aggregate purchase price for the Purchased Loan to be paid by Buyer to Seller shall be equal to the actually drawn loan amount of the Purchased Loan on the Closing Date and shall be payable in cash (the “Loan Purchase Price”). The Parties at the Signing Date assume that the actually drawn loan amount of the Purchased Loan on the Closing Date will be EUR 11,900,000. The Loan Purchase Price is not subject to adjustments.

(b)   Buyer shall pay, or shall cause payment of, by wire transfer of immediately available funds, and free of costs and charges for Seller, an amount equal to 100% of the Loan Purchase Price to Seller’s Bank Account at Closing (due date).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedule attached hereto as Schedule 3.0 (the “Seller Disclosure Schedule”), which shall specify details and exceptions to the representations and warranties of Seller contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates), Seller hereby guarantees to Buyer, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 paragraph 1 BGB and subject to the requirements and limitations provided in this Agreement, that the statements contained in this ARTICLE 3 (collectively referred to as “Seller’s Company Representations” or individually a “Seller’s Company Representation”) are correct as of the Signing Date. Seller makes the Seller’s Company Representations also as of the Closing Date, (i) unless another relevant point in time has been stipulated in the Seller’s Company Representations or (ii) except as further disclosed by Seller to Buyer not less than two (2) Business Days prior to the Closing Date (“Subsequent Disclosure”). The Parties agree that Seller’s Company Representations represent neither agreements on subjective requirements, in particular on quality (Beschaffenheitsvereinbarungen), within the meaning of section 434 paragraph 1 and paragraph 2 BGB nor quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sections 443, 444 BGB, but shall rather qualify as a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis). Furthermore, it is understood that Section 3.30 and Section 3.31 shall not qualify as Seller’s Company Representations, but shall rather constitute further terms and conditions applying to the Seller’s Company Representations.

3.1	Corporate Organization

(a)  The Company is a limited liability company (GmbH), duly incorporated and validly existing under the laws of Germany and registered in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Stuttgart under registration number HRB 774012. The Company has all requisite corporate power and authority to own, lease, or operate all of its properties and assets and to carry on its business as it is being conducted on the Signing Date. The Company’s articles of incorporation, as disclosed in Exhibit 3.1(a), are a true, correct, and complete copy of such document as currently in effect.

(b)  The Subsidiary is a limited liability company (GmbH), duly incorporated and validly existing under the laws of Germany and registered in the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Nuremberg under registration number HRB 40067.

(c)   Except the Subsidiary, and the notarized shareholder agreement between Seller and DORI as of December 8, 2021 concerning the Subsidiary (deed no. G 2657/2021 of notary Dr. Thomas Göppel in Nuremberg, Germany), the Company does not have any subsidiaries or branches, and does not hold any shares or interest in any Business Association.

3.2	Capitalization of the Company

(a)  Section 1.1(b) contains a true, correct and complete description of the share capital of the Company. The par value of the Company Shares has been fully paid. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, or agreements of any character calling for the Company to issue or sell, or cause to be issued or sold any Company Shares or any other equity security of the Company, any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any Company Shares or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, or any other similar agreements. The Company has never repurchased, redeemed or otherwise acquired any of its Company Shares or other equity interests.

(b)   The Company’s shareholder list (Gesellschafterliste) dated April 23, 2019 sets forth a true, correct and complete list of all holders of Company Shares as of the Signing Date. Seller is the sole shareholder of the Company and owns the Company Shares free and clear of all Encumbrances. There are no declared and unpaid or accrued dividends with respect to any Company Shares.

(c)   The Company is not a party to, and as of the Signing Date, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the Company Shares.

3.3	Capitalization of the Subsidiary

(a)  Section 1.2(b) contains a true, correct and complete description of the share capital of the Subsidiary. The par value of the Subsidiary Shares has been fully paid. The Subsidiary does not have and is not bound by any outstanding subscriptions, options, warrants, or agreements of any character calling for the Subsidiary to issue or sell, or cause to be issued or sold any common shares or any other equity security of the Subsidiary, any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any common shares or any other equity security of the Subsidiary or obligating the Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, or any other similar agreements. The Subsidiary has never repurchased, redeemed or otherwise acquired any of its common shares or other equity interests.

(b)  The Company and DORI are the sole shareholders of the Subsidiary as described in Section 1.2(c). The Company owns the Subsidiary Shares free and clear of all Encumbrances. There are no declared and unpaid or accrued dividends with respect to any Subsidiary Shares.

(c)   The Subsidiary is not a party to, and as of the Signing Date, there are no other shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the Subsidiary Shares except for the notarized shareholder agreement between Seller and DORI as of December 8, 2021 concerning the Subsidiary (deed no. G 2657/2021 of notary Dr. Thomas Göppel in Nuremberg, Germany).

3.4	No Violation; Required Filings, Change of Control Provisions and Consents

Except as set forth in Section 3.4 of the Seller Disclosure Schedule or in this Agreement, none of the execution, delivery, or performance of this Agreement and the Ancillary Agreements by the Company and Seller, the consummation by the Company and Seller of the transactions contemplated hereby and thereby, or compliance by the Company and Seller with any of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the organizational (corporate) documents of the Company or the Subsidiary, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority or any third party (including, without limitation, any creditors of the Company other than the Seller), (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default or is otherwise giving rise to any right of termination, cancellation, or acceleration under, any of the provisions of any contract, agreement, or other instrument or obligation to which the Company is a party or by which it or any of its assets may be bound, or (iv) violate any Law applicable to the Company or any of its assets.

3.5	Broker’s Fees

The Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.6	Financial Statements

(a)   Exhibit 3.6(a) sets forth accurate and complete copies of the unaudited financial statements of the Company as of December 31, 2019, as of December 31, 2020 and as of December 31, 2021 (collectively, the “Financial Statements”). Except as set forth in Section 3.6(a) of the Seller Disclosure Schedule or as mentioned in this Section 3.6(a), all Financial Statements (i) have been prepared in good faith from the books and records of the Company in accordance with German statutory requirements and generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) applied on a consistent basis throughout the period involved (the “Accounting Principles”), and (ii) – taking into account all facts and circumstances which were at the time of preparation of the Financial Statements known and observing the duty of care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns) as well as the purpose for which the Financial Statements were prepared, in particular, the unaudited character of the Financial Statements – give in all material respects  a true and fair view of the assets and liabilities (Vermögenslage) as well as the financial condition (Finanzlage) and earnings position (Ertragslage) of the Company as of December 31, 2019, as of December 31, 2020 and as of December 31, 2021, respectively, and the results of operations for the periods indicated. The audited (not fully audited, but only ISA (international standards on auditing) certified) financial statements of the Company as of December 31, 2021 do not materially deviate from the unaudited financial statements of the Company as of December 31, 2021 as shown in Exhibit 3.6(a). The Company has not entered into any transactions involving the factoring of receivables, off balance sheet arrangements or the use of special purpose entities for any off-balance sheet activity. To the Knowledge of Seller, as of the date hereof, there are no facts or circumstances (including subsequent events - wertaufhellende Tatsachen) which would, individually or in the aggregate, require a material change to the financial statements of the Company as of December 31, 2021 if such facts or circumstances had been known at the time when such financial statements or reports were prepared.

(b)  Except as set forth in Section 3.6(b) of the Seller Disclosure Schedule, the accounts receivable (net of allowances for doubtful accounts as reflected therein) of the Company reflected in the Financial Statements are recorded in accordance with the Accounting Principles, and all accounts receivable arising subsequent to the date of the Financial Statements (i) arose from bona fide transactions in the ordinary course of business consistent with past practice and (ii) are valid and collectible receivables and are not subject to counterclaims.

(c)   All accounts payable and accrued expenses of the Company arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practices. Since December 31, 2021, the Company has paid its accounts payable in the ordinary course of business consistent with past practices, and the Company has not materially delayed any such payments.

(d)   The Company has not identified or been made aware of any fraud, whether or not material, that involves the Seller or any current or former employee, consultant, director or officer of the Company (in their capacities as such). The Company has not received in writing any complaint, allegation, assertion or claim regarding materially deficient accounting or auditing practices, procedures, methodologies or methods of the Company. There has been no change in accounting policies of the Company since December 31, 2021.

(e)   The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the obligations of the Company are satisfied in a timely manner and as required under the terms of each Company Contract. There are no significant deficiencies or material weaknesses in the design or operations of the Company’s internal controls that would reasonably be expected to materially and adversely affect the Company’s ability to record, process, summarize and report financial data.

(f)   The Company has not received any written correspondence from any independent accounting firm that has conducted a review or audit of the Financial Statements for the Company that identifies any “material weakness” or “significant deficiency” with respect to the accounting practices, procedures or policies of, or internal accounting controls employed by, the Company.

(g)   Except as set forth in Section 3.6(g) of the Seller Disclosure Schedule, as of December 31, 2021 and the Signing Date, the Company has not collected cash in advance of performing services or selling Products.

(h)   The Financial Statements, on their respective reference dates, contain a true, correct and complete description of the Purchased Loan by taking into account Section 3.6(a). As of the Signing and Closing Date the Purchased Loan is due to the anticipated over-indebtedness of the Company (i) subject to a subordination agreement (Rangrücktrittsvereinbarung) between the Company and Seller dated February 25, 2022 and to be amended pursuant to Section 9.2(j) and (ii) not or not fully recoverable (werthaltig) and therefore (iii) subject to value depreciation.

(i)    Except as set forth in Section 3.6(i) of the Seller Disclosure Schedule, as of the Signing Date, the Company does not have any Indebtedness other than the Purchased Loan.

(j)   The books, records and accounts of the Company are true, accurate and complete in all material respects and reflect actual, bona fide transactions, and have been maintained in accordance, in all material respects, with applicable Laws. All material data, files, records, and archives relating to the business of the Company are owned and in the possession of, the Company in accordance with the relevant legal requirements. The Company has and, after Closing, will continue to have valid access to its material data, files, records, and archives.

3.7	Absence of Undisclosed Liabilities

The Company does not have any Liability or obligation of any nature, whether accrued, contingent, asserted, unasserted or otherwise (including, without limitation, Liabilities as guarantor or otherwise with respect to Liabilities or obligations of others, or Liabilities for Taxes due or then accrued or to become due, regardless of whether claims in respect thereof had been asserted as of such date), except Liabilities or obligations (i) stated or adequately reserved against in the balance sheet included in the Financial Statements, (ii) that have been incurred since the reference date of the Financial Statements in the ordinary course of business, (iii) which are, in the aggregate, less than EUR 10,000 or (iv) as set forth in Section 3.7 of the Seller Disclosure Schedule.

3.8	Absence of Certain Changes or Events

Since December 31, 2021 and until the Closing Date, and, except as set forth in Section 3.8 of the Seller Disclosure Schedule, there has not been:

(a)   any change in the financial condition, properties, assets, Liabilities, business or results of its operations other than in the ordinary course consistent with past practices and there has not been any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development on or prior to December 31, 2021) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)   any material change in any method of accounting or accounting practice by the Company (including any material change to billing, payment or collection practices or any material change in the collectability of receivables);

(c)   (i) any increase in the annual compensation payable or to become payable to the Company’s managing directors; (ii) any increase in the annual compensation for any employee of the Company which exceeds the amount of EUR 5,000 in the individual case, (iii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, change of control entitlement, transaction bonus, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any managing director or employee, except to the extent required by applicable Laws; or (iv) any bonus payment or arrangement made to or with any of the Company’s employees;

(d)   any labor dispute or claim of unfair labor practices involving the Company;

(e)   any change in any Tax election; any filing of any amended Tax Return; any entry into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement with respect to Taxes; any settlement or compromise of any Tax Liability, claim, notice, audit report or assessment; any surrender of any right to claim a Tax refund; any consent to any extension or waiver of any statute of limitations relating to Taxes; any adoption or change in any accounting methods, practices or periods for Tax purposes; any request for any Tax ruling; any entry into any Tax sharing or similar agreement or arrangement; or any entry into any transactions giving rise to a deferred gain or loss;

(f)   any amendment to the articles of incorporation of the Company; or

(g)   any agreement to do any of the foregoing.

3.9	Conduct of Business

(a)  Since December 31, 2021 and until the Signing Date, the business operations of the Company have been substantially conducted in the ordinary course of business, in accordance with the standard of care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns) and in substantially the same business manner as before. Specifically,

(i)        the Company has not incurred a Liability (including any conditional, deferred or deferrable Liabilities) exceeding EUR 50,000 in the individual case or EUR 100,000 in the aggregate, except for current trade payables arising from the purchase of goods and services in the ordinary course of business and in substantially the same business manner as before;

(ii)       the Company has not pledged, assigned, created a security interest in, or otherwise encumbered, any tangible or intangible assets (regardless of whether such assets can or cannot be recognized on the balance sheet), except in the ordinary course of business and in substantially the same business manner as before;

(iii)       the Company has not sold, leased to others, transferred, purchased, or undertaken to do any of the foregoing in relation to, any tangible or intangible assets having a value exceeding EUR 50,000 in the individual case or EUR 100,000 in the aggregate (regardless of whether such assets can or cannot be recognized on the balance sheet), except for the sale or purchase of inventories within the meaning of section 266 paragraph 2 B. I of the HGB which is done in the ordinary course of business and in substantially the same business manner as before;

(iv)       the Company has not waived or settled any Liabilities or other obligations exceeding EUR 50,000 in the aggregate;

(v)       the Company has not with respect to any officer, managing director, board member, employee, advisor, sales representative or distributor, made any changes regarding salaries or other (also performance-based) remuneration or other contractual terms or paid any bonuses, extraordinary compensation, pensions or made any severance payments each outside the ordinary course of business or has otherwise committed (even conditionally) to make such payments or granted any such person a loan;

(vi)       the Company has not increased or reduced its share capital or has issued or transferred shares or agreed to take such actions or has granted or sold any subscription rights, options or other rights to receive shares or otherwise agreed to take such actions;

(vii)      the Company has made any investments in the fixed assets only in a manner that is consistent with its prior business practices in terms of time and scope; and has not made investments in the fixed assets exceeding EUR 50,000 in the individual case or EUR 100,000 in the aggregate, or has entered into an obligation to do so;

(viii)     the Company has not taken any action (Handlungen), or failed to take any action due (Unterlassungen) which would have led to an increase in cash, unless it was done in the ordinary course of business and in substantially the same manner as before; in particular, the Company has collected any outstanding debt or sold receivables or entered into any such agreements only in a manner that is consistent with its prior business practices in terms of time and scope;

(ix)       the Company has built up and maintained its inventories, as defined in section 266 paragraph 2 B. I of the HGB, in a manner and scope consistent with its prior business practices;

(x)       the Company has not entered into any agreement, commitment or any other transaction providing for payments exceeding EUR 10,000 in the aggregate by the Company for services rendered in connection with the transactions set forth in this Agreement;

(xi)       the Company has not made any payment or discharge of a material Encumbrance or Liability of the Company which was not shown on the balance sheet included in the Financial Statements or made in the ordinary course of business thereafter; or

(xii)      the Company has not modified its research and development, manufacturing, purchasing, sales, marketing or pension policies.

(b)   Since December 31, 2021 and until the Signing Date, no Company Material Adverse Effect has occurred with respect to the Company, and there are to the Knowledge of Seller no indications that a Company Material Adverse Effect could occur.

3.10	Legal Disputes

Except as set forth in Section 3.10 of the Seller Disclosure Schedule, there are no disputes or other judicial, arbitral or regulatory proceedings (collectively “Legal Disputes”) in which the Company is either directly or indirectly involved or which could, in some other manner, lead to a Liability or other obligation (including by way of a third party recourse) on the part of the Company, nor are there any Legal Disputes pending, instituted, threatened or imminent or planned by the Company in the last two (2) years prior to the Signing Date.

3.11	Taxes and Tax Returns

(a)   Each income Tax Return and any other Tax Return required to be filed prior to the Closing Date by, or with respect to the Company, and each income Tax Return and each other Tax Return in which the Company was required to be included, within the times and in the manner prescribed by applicable Laws, has been timely filed. Each such Tax Return is true, correct and complete in all material respects and has been prepared in compliance with all applicable Laws and reflect the Liability for Taxes of the Company.

(b)   The Company (i) has paid (or has had paid on its behalf) or sufficiently provided for all Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party within the time prescribed under any applicable Laws.

(c)   The unpaid Taxes of the Company for the period up to the date of the Financial Statements did not, as of such date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Financial Statements (rather than in any notes thereto) and will not exceed that reserve as such reserve is adjusted for operations and transactions of the Company in the ordinary course of business through the Closing Date, with the accrued Taxes thereon calculated in accordance with the past custom and practice of the Company in filing their Tax Returns.

(d)  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or with respect to any Tax assessment, reassessment or any extension of time within which to file any payment of Taxes.

(e)   The Company has not received any refund of Taxes to which it is not entitled.

(f)    The Company has not waived any statute of limitations with respect to any Taxes.

(g)   Except for the tax audit for the assessment period 2019 which is currently conducted by German Taxing Authorities, there is not (and as of the Closing there is not expected to be) any Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or, to the Knowledge of Seller, threatened with respect to a Tax Return of the Company.

(h)   Except for the tax audit for the assessment period 2019 which is currently conducted by German Taxing Authorities, the Company has not received notice in writing of any audit or of any proposed deficiencies from any Taxing Authority. The Company does not have a request for an advance tax ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Taxing Authority that relates to Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(i)   The Company is not party to or does not have any obligation under any Tax sharing agreement (whether written or not) or any express or implied Tax indemnity or other Tax allocation agreement or arrangement (in each case, other than customary contracts entered into in the ordinary course of business the principal purpose of each of which is not with respect to Taxes or Tax Returns) nor does the Company owe any amount under any such agreement.

(j)    The Company has not acquired property or services from, or disposed of property or provided services to, a person with whom the Company does not deal at arm’s length for an amount that is other than the fair market value of such property or services.

(k)   The taxable year of the Company for all income Tax purposes is the fiscal year ending December 31, and the Company uses the accrual method of accounting in keeping its books and in computing taxable income.

(l)   The Company has delivered or made available to Buyer correct and complete copies of all Tax Returns filed by the Company since its formation, and all advance tax rulings, determination letters, notices of assessment or reassessment, closing agreements and other correspondence issued by any Taxing Authority to the Company.

(m)  There are no Encumbrances for Taxes with respect to any assets of the Company.

(n)   No written claim has been made by any Taxing Authority that the Company is subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns. To the Knowledge of Seller, no claim has ever been made by any Taxing Authority in respect of Taxes in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(o)   The Company has never been a party to any joint venture, partnership or other arrangement or contract treated as a partnership for income Tax purposes in any jurisdiction. The Company does not have a permanent establishment or conducts business through any branch.

(p)   The Company is not nor has ever been the beneficiary of any Tax exemption or Tax holiday that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement.

3.12	Intellectual Property

(a)   Section 3.12(a) of the Seller Disclosure Schedule contains a complete and accurate list of all registered and material unregistered Marks owned or purported to be owned by the Company, including the four (4) word and figurative Marks “Able” and Tropos” with the registration numbers [*****], [*****], [*****] and [*****] (the “Company Marks”). The Company does not own patents, copyrights, design rights, or utility patent registrations and applications.

(b)   Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule and except for intellectual property relating to Cenntro Products (“Cenntro Product IP”):

(i)         The Company exclusively owns the Company Marks free and clear of all Encumbrances. With respect to Intellectual Property Assets licensed to the Company by a third party, such Intellectual Property Assets are the subject of a written license or other agreement;

(ii)         to the Knowledge of Seller, all Company Marks owned by the Company and all Intellectual Property Assets licensed to the Company are valid and enforceable;

(iii)       (A) there are no pending or, to the Knowledge of Seller, threatened claims against the Company alleging that (x) the operation of the Business or any other activity by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (the “Third Party IP Assets”), (y) the operation of the Business or any other activity by the Company constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets or (z) any of the Company Marks is invalid or unenforceable, and (B) to the Knowledge of Seller, neither the operation of the Business, nor any activity by the Company, infringes or violates (or in the past infringed or violated) substantially any Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any substantial subject matter of any Third Party IP Asset;

(iv)       no former employees, consultants and contractors of the Company have any rights, title and interest in and to any Company Marks owned by the Company, any Intellectual Property Assets licensed to the Company or any of the Products or services being researched, developed, manufactured or sold by the Company;

(v)       to the Knowledge of Seller, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Marks or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Marks or the subject matter thereof;

(vi)       the software for the Products has been developed solely by Buyer or Buyer’s Affiliates or the Company or Tropos Technologies, except for the use of free or open source software;

(vii)     to the Knowledge of Seller, the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use;

(viii)     (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, and (B) the Company has not provided or disclosed any source code of any Product to any person or entity;

(ix)        to the Knowledge of Seller each Product performs in accordance with its documented specifications and as the Company has warranted to its customers;

(x)         the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets and there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the rights of the Company to use any Intellectual Property Asset, or (B) restrict the Business in order to accommodate any Third Party IP Assets;

(xi)       to the Knowledge of Seller, the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets owned or purported to be owned by the Company or used or held for use in the Business;

(xii)      to the Knowledge of Seller, the Products do not contain any “viruses”, “worms”, “time‑bombs”, “key-locks”, or any other devices or software code created that could substantially disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce;

(xiii)     no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any of the Intellectual Property Assets owned by or purported to be owned by the Company, and no officer, employee or, to the Knowledge of Seller, independent contractor of the Company who was involved in, or who contributed to, the creation or development of any of the Intellectual Property Assets, have performed services for the government, university, college, or other educational institution or research center during a period of time during which such Person was also performing services for the Company or was involved in, or who contributed to, the creation or development of any of the Intellectual Property Assets;

(xiv)     none of the Products were developed with or contain, incorporate, link or call to, are distributed with, or otherwise use any free or open source software, and the Company is not obligated to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof; and

(xv)      following the Closing, the Company will have the same rights and privileges in the Company Marks and the Intellectual Property Assets as the Company had in the Company Marks and the Intellectual Property Assets immediately prior to the Closing.

3.12a	Data Protection

(a)   (i) the Company has, to the Knowledge of Seller, not suffered any breach in security that has permitted any unauthorized access to any data possessed or under the control of the Company, including any Personal Data or Customer Data; (ii) the Company has not received any written correspondence or notice relating to, and there is no formal action, allegation, investigation or claim currently pending against the Company by any private party or any Governmental Authority, foreign or domestic, or any other third party, with respect to the Personal Data of any Person, and, to the Knowledge of Seller there are no facts or circumstances which could form the basis for any such action, allegation, investigation or claim; and

(b)   to the Knowledge of Seller, (i) in connection with any collection, use or other processing of “personal information,” “personally identifiable information,” “personal data” or a similar term (the “Personal Data”) from any third parties, the Company has complied with (A) all applicable Laws, directives, industry self-regulatory codes and guidance, including the European General Data Protection Regulation and all other applicable privacy Laws and directives of any jurisdictions outside of Germany, (B) contractual obligations (including, but not limited to, those with customers), (C) internal and public-facing privacy, data handling or processing and/or security policies of the Company (each, a “Privacy Policy”), and (D) public statements that the Company has made regarding its respective privacy, data handling and/or data security policies or practices, (the “Privacy Requirements”); (ii) the Company has all reasonable and appropriate security measures in place to protect all Personal Data and information relating to its customers (the “Customer Data”) under its control and/or in its possession and to protect such Personal Data from unauthorized access by any Parties; (iii) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements; and (iv) the Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obligating such third parties to implement all reasonable and appropriate security measures to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.13	Employment Matters

(a)   Section 3.13(a) of the Seller Disclosure Schedule contains a list – which is complete and correct with respect to all information as of the Signing Date – of all managing directors, board members and employees (including members of the senior management (leitende Angestellte), apprentices and part-time employees) of the Company, in each case with anonymized information about the position and job, employment start date, gross annual salary, gross annual compensation benefits (including all bonuses and other similar incentives), deferred compensation claims (Entgeltumwandlung), weekly working hours, and the term or period of notice for termination of employment. To the Knowledge of Seller, employees who enjoy special legal protection against dismissal are anonymously identified, specifying the legal justification for such protection (e. g., maternity or post-birth parental leave (Elternzeit), severe disability).

(b)   A complete copy of the standard employment contract for employees of the Company is appended hereto as Exhibit 3.13(b). All employment relationships with employees who are at the Signing Date hired by the Company or such employment relationships which have been terminated within the last three years prior to the Signing Date are based on these standard employment contracts without any material deviations.

(c)   Exhibit 3.13(c) contains a complete copy of the service agreement with [*****] as managing director of the Company and complete copies also with those employees of the Company, whose gross annual remuneration (including all bonuses and other similar incentives) exceeds EUR 100,000, in each case in the version valid on the Signing Date. The other managing directors of the Company do not have a contractual relationship with the Company and services for the Company are rendered on the basis of agreements with Seller or Seller’s Affiliates.

(d)   The Company has duly and fully performed all payment and other obligations owed to their employees when those obligations became due, including without limitation salary, bonus and fringe benefits.

(e)   The Company does not have any obligation to make any payment in case of change of control or transaction bonus payment to any present or former employee of the Company or to any of its managing directors as a result of the transactions contemplated by this Agreement.

(f)  Except [*****], [*****] (see Section 9.2 (a)) and [*****], no managing director or member of the senior management (leitender Angestellter) of the Company has terminated his or her engagement within three months before Signing Date, and to the Knowledge of Seller there is no indication that a managing director or member of the senior management of the Company intends to terminate or otherwise end his or her engagement with the Company.

(g)   No employee of the Company has a right or entitlement to accrued vacation in excess of 25 days.

(h)  The Company has obtained all necessary work permits for its employees, and such permits are in full force and effect. Since the Company’s incorporation, no strikes, walkouts or other labor disputes have occurred or were threatened which have materially disrupted the business of the Company.

(i)   No works council (Betriebsrat) is established at the Company. To the Knowledge of Seller there is also no indication that a works council will be established. The Company is not a member of an employer vocational association (Arbeitgeberverband).

(j)   All social security payments and contributions of any kind due by the Company under applicable social security Laws and regulations (“Social Security”) and under company pension arrangements have been fully paid or provided for in the Financial Statements. The Company complies and has complied at all times and in all material respect with all notice, filing and reporting obligations in respect of Social Security and company pension arrangements.

(k)   Except as disclosed in Section 3.13(k) of the Seller Disclosure Schedule, the Company (i) has not an obligation to pay social benefits (Sozialleistungen) to its managing directors, members of senior management or other employees and (ii) has not made any company pension related commitments to is managing directors, members of senior management or other employees.

(l)   To the Knowledge of Seller, there is no legal dispute between the Company and any current or former employee, managing director, other officer or consultant or trade union pending or threatened in writing.

(m)  To the Knowledge of Seller, the Company is in compliance, and has been since its formation, in all material respects with all obligations imposed on employers pursuant to applicable labor related Laws.

(n)  The Company does not engage any independent contractors, consultants, temporary employees (Leiharbeitnehmer), or any other servants or agents compensated other than through compensation that is reportable by the Company for tax purposes as employment compensation.

3.14	Material Customers; Material Vendors

(a)  Section 3.14(a) of the Seller Disclosure Schedule sets forth the name of each of the 10 largest customers of the Company by revenue for (i) the calendar year ended December 31, 2021 (each a “Material Customer”), along with the revenue earned from each Material Customer during such time period, and (ii) the name of any new customers between December 31, 2021 and the Signing Date. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, between December 31, 2021 and the Signing Date, no Material Customer has cancelled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or Products of the Company. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule and as of the Signing Date, no Material Customer has given the Company written notice of any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or Products of the Company, and, to the Knowledge of Seller, no Material Customer has expressed any material dissatisfaction with respect to the Company or their services or Products. As of the Signing Date, the Company does not have any outstanding material disputes with any Material Customer except as relating to Cenntro Products.

(b)   Section 3.14(b) of the Seller Disclosure Schedule sets forth the name of the 10 largest vendors or suppliers to the Company by cost of goods and services purchased for (i) the fiscal year ended December 31, 2021 (each a “Material Vendor”), along with the cost of goods and services purchased from each Material Vendor during such time periods. Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, since December 31, 2021 and as of the Signing Date, no Material Vendor has cancelled or otherwise terminated its relationship with the Company or has materially decreased its provision of services or products to the Company. Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule and as of the Signing Date, no Material Vendor has given the written notice of any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its provision or distribution of services or products to the Company, and, to the Knowledge of Seller, no Material Vendor has expressed any material dissatisfaction with respect to the Company. As of the Signing Date, the Company does not have any outstanding material disputes with any Material Vendor except as relating to Cenntro Products.

3.15	Company Contracts

(a)   Section 3.15 of the Seller Disclosure Schedule sets forth a correct and complete list of each currently effective contract which falls within at least one of the following listed categories to which the Company is a party as of the Signing Date, together with (i) a list of all amendments, modifications or alterations thereto and (ii) to the extent any of the foregoing are oral or resulting from an accepted course of conduct, a written summary of the material terms thereof (such listed contracts and any contract required to be listed, collectively, the “Company Contracts”):

(i)          a partnership, joint venture, strategic alliance or similar contract;

(ii)       a contract providing for the indemnification by the Company, other than indemnities contained in agreements for the purchase, sale, provision or license of products or services in the ordinary course of business consistent with past practice;

(iii)       an agreement, arrangement or obligation with another Person which purports to limit in any material respect (i) the ability of the Company to solicit customers, (ii) the localities in which all or any significant portion of the business and operations of the Company or, following the consummation of the transactions contemplated by this Agreement, the business and operations of Buyer and its Affiliates, is or would be conducted, or (iii) the scope of the business and operations of the Company, taken as a whole;

(iv)     any material (i) licenses, sublicenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets (other than commercial off the shelf software that is made available for a total cost of less than EUR 5,000), (ii) licenses, sublicenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets, or (iii) any material licenses, sublicenses and other agreements to which the Company is a party or bound by restricting the right of the Company to use any Intellectual Property Assets. In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (i) or (ii), Section 3.15(a)(iv) of the Seller Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive;

(v)         a material contract that contains any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(vi)       a material contract with any Governmental Authority;

(vii)     a contract for the acquisition or disposition of any material interest in assets of the Company other than in the ordinary course of business consistent with past practice;

(viii)     a contract under which the Company has made material advances or loans to any other Person;

(ix)       a contract that contains “most favored nation” provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other Parties;

(x)       a contract that is not terminable by the Company on fewer than 90 days’ notice without payment by or penalty, Liability or other adverse consequence to the Company;

(xi)       a contract that, if terminated, or if such contract expired without being renewed, would result in a Company Material Adverse Effect;

(xii)      a contract pursuant to which the Company has granted any exclusive agency, marketing, sales representative relationship or distribution right to any third party;

(xiii)     a contract under which the Company is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rental exceeds EUR 50,000;

(xiv)     a contract under which the Company is lessor of or permits any third party to hold or operate any personal property for which the annual rental exceeds EUR 50,000;

(xv)       a contract with a Material Customer or a Material Vendor;

(xvi)     a consulting, agency, compensation, benefits, retention, severance, termination, collective bargaining contracts, relating to or for the benefit of current or former employees, consultants or independent contractors of the Company;

(xvii)    a contract providing for material liquidated damages or similar material penalties in the event of a breach;

(xviii)   a contract providing for the escrow of any source code of the Products;

(xix)     a contract that includes a covenant not to sue or a settlement agreement; or any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company in excess of EUR 50,000, other than agreements entered into in the ordinary course of business consistent with past practice;

(b)   The Company has made available or delivered to Buyer true and complete copies of all written Company Contracts.

(c)   To the Knowledge of Seller and except if caused by defects of Cenntro Products, as of the Signing Date, (i) each Company Contract is in full force and effect and neither the Company nor any other Party thereto is in material default or breach under the terms of any such Company Contract and (ii) no event has occurred that, with the passage of time or the giving of notice or both, would result in a material default, material breach or event of material noncompliance by the Company under any such Company Contract or permit termination of or acceleration under such Company Contract. To the Knowledge of Seller and except if caused by defects of Cenntro Products, as of the Signing Date, (x) each Company Contract is a valid and binding obligation of the Company and (y) each of the other Parties, enforceable against them in accordance with its terms. To the Knowledge of Seller and except if caused by defects of Cenntro Products, the Company has duly performed all of its material obligations under each such Company Contract to the extent that such obligations have accrued.

3.16	Current and Fixed Assets, Inventories

(a)  Except for disposals in the ordinary course of business between December 31, 2021, and the Signing Date, the Company has valid legal title, free and clear from any Encumbrance, in the fixed assets (Anlagevermögen) reflected to be owned by it in the Financial Statements.

(b)  Except normal wear and tear and any defects of Cenntro Products, the assets of the Company are in sound condition and will continue to be sufficient to operate the business of the Company in the same manner and scope as they are currently conducted. All actions taken to preserve or maintain these assets have been carried out in a timely manner, and no required capital expenditures have been delayed.

(c)   Except normal wear and tear and any defects of Cenntro Products, the inventories (Vorräte) (section 266 paragraph 2 B. I. of the HGB) set out in the Financial Statements are in sound condition.

3.17	Real Estate Properties

(a)   The Company does not own, and has never owned, any real estate property.

(b)   The Company is not party to agreements regarding the acquisition, sale or encumbrance of real property or rights equivalent to real property.

(c)  Section 3.17(c) of the Seller Disclosure Schedule contains a correct and complete list of any and all lease agreements, usufructuary leases (Pachtverträge), or use agreements regarding immovable property, which the Company has concluded as either landlord/lessor or tenant/lessee, including the agreed leased floor space (Mietfläche), the rent due, the agreed fixed term of the respective tenancy and any renewal options, the nature of the indexation as well as any notices of termination that were already served or announced or are expected as of the Signing Date (the “Lease Agreements”).

(d)   All Lease Agreements have been validly concluded and are in compliance with the formal requirements of section 550, 126 BGB. No ancillary agreements have been made with the respective Parties to those contracts. The Company has duly performed its duties under the Lease Agreements. None of the Lease Agreements have been terminated or ended by way of notice of termination or otherwise or have been substantially amended within the last six (6) months before the Signing Date. There are no facts or circumstances that could entitle a contracting party to terminate a Lease Agreement for cause. In particular, none of the Lease Agreements may be terminated by the respective party to the contract based on the conclusion or performance of this Agreement. Insofar as one of the Lease Agreements expires within six (6) months after the Closing Date, there is no indication to the effect that the Company could not obtain a renewal of the contract or could do so only on less favorable terms and conditions.

3.18	Bank Accounts

Section 3.18 of the Seller Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposit boxes of the Company.

3.19	Environmental Liability

The Company has always been in material compliance with all applicable Environmental Laws. For the purposes of this Agreement: “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media, and “Environmental Laws” means all Laws relating to public health or the protection of the Environment, including exposure to and the use, treatment, storage, disposal, release or transportation of hazardous materials.

3.20	Product Liability, Warranty and Related Matters

(a)   Except with respect to products produced and/or distributed directly or indirectly ([*****]) by Buyer or its Affiliates to the Company or its Affiliates (the “Cenntro Products”), (i) the Company has not produced, sold, otherwise distributed into the stream of commerce or provided for use to third parties, any products or performed services and other work in a manner that could lead to Liability or other obligations under product liability, warranties or other legal grounds, and (ii) no such forms of Liabilities or obligations exist.

(b)   Except with respect to Cenntro Products and Cenntro Product IP, third parties do not have any claims against the Company based on product liability, breach of warranty or other legal grounds in connection with the production, sale, distribution or licensing of products or the performance of services and other work.

(c)   Except with respect to Cenntro Products, the Company has never voluntarily, or as a result of a legal obligation, recalled or removed from the market any Product or has improved such Product as part of a recall campaign or has issued a product warning to customers or consumers.

(d)   Except for the audit by or on behalf of the Spanish vehicle authority Unidad de Certificación del Automóvil (UCA) relating to the conformity of production according to applicable Law, no other audits are pending.

3.21	Public Grants and Subsidies

Section 3.21 of the Seller Disclosure Schedule contains a list of all public grants and subsidies, in particular all state aid which were awarded to the Company since incorporation, including state aid for short time work from January to May 2021 and in January 2022 (the “Public Grants”), specifying the nature, amount and material terms and conditions of such Public Grants. The Company has applied for, obtained and used the Public Grants always in compliance with any and all applicable Law. The Public Grants need not be surrendered or paid back as a result of the conclusion or performance of this Agreement or based on other facts or circumstances. No Public Grant is conditioned on the Company having a certain number of employees in certain plants or regions or having or even maintaining a plant in a certain location.

3.22	Meeting Minutes

True and complete copies of the minutes of the board of directors and shareholder meetings of the Company since its incorporation (to the extent existing) have been made available to Buyer, and such minutes accurately in all material respects reflect all meetings and actions referred to in such minutes. To the extent no such minutes exist, no material decisions have been taken during such meetings of the board of directors and shareholders of the Company. For the avoidance of doubt: Minutes of the board of directors of Seller have not been made available to Buyer as they do not qualify as minutes of board of directors/shareholder meetings of the Company.

3.23	Related Party Transactions

Except as set forth in Section 3.23 of the Seller Disclosure Schedule, there are no contracts under which the Company on the one hand has any existing or future Liabilities or had any past Liabilities which are not at arm’s length vis-à-vis, on the other hand, (i) Seller, (ii) any managing director or board member of Seller or the Company, (iii) any of their family members (including any spouse, former spouse, civil partner or blood relative) or (iv) any of their Affiliates (each, a “Related Party Transaction”).

3.24	Compliance, Permits

(a)   To the Knowledge of Seller, except as set forth in Section 3.24(a) of the Seller Disclosure Schedule or as caused by Cenntro Products or Cenntro Product IP, (i) the business operations of the Company are in all material respects managed in accordance with any and all applicable Laws (including rules on environmental protection, product safety, all necessary type (including whole-vehicle type) approvals, and worker safety) and (ii) the Company currently is, and at all times since its formation has been, in compliance in all material respects with all other applicable Laws, and, (iii) neither the Company, nor, as to matters related to the Company, Seller, has received any notice from any Governmental Authority or any other Person that the Company is in violation of or has violated in any material respect any applicable Laws.

(b)   The Company is not required under any applicable Laws to own, hold or possess any Permits to own, lease or possess, and operate and use its assets and to carry on and conduct its business as now conducted and presently proposed by the Company to be conducted.

(c)   All national type-approvals issued by Germany’s Federal Motor Transport Authority (Kraftfahrtbundesamt) to [*****] have been transferred or re-issued to the Company.

3.25	Illegal Payments

To the Knowledge of Seller, the Company (including any of its respective officers or directors) has not taken or failed to take any action which would cause it to be in violation of any applicable anti-bribery or anti-corruption law or any similar law of any other jurisdiction in which the Company does business, in each case, as amended, or any rules or regulations thereunder. To the Knowledge of Seller, neither the Company nor, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political Party, Party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

3.26	Export

(a)   To the Knowledge of Seller, the Company has at all times been in compliance in all material respects with all applicable trade Laws, including import and export control Laws, trade embargoes, economic sanctions Laws and anti-boycott Laws.

(b)  As of the Signing Date, the Company has not undergone or is not undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to sale, export, import, or other trade-related or controlled good activity. As of the Signing Date, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to sales, exports, imports, or other trade-related or controlled goods activity by the Company.

3.27	Insurance

Section 3.27 of the Seller Disclosure Schedule contains a true, correct and complete list of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business (the “Insurance Policies”), true, correct and complete copies of which have been delivered or made available by the Company to Buyer. All premiums payable under each such policy have been timely paid and no written notice of cancellation or termination has been received by the Company. To the Knowledge of Seller, the Company is not the subject of any threatened notice regarding any actual or possible refusal of any coverage or rejection of any material claims under any Insurance Policy.

3.28	Information Technology

The Company has taken commercially reasonable steps and implemented commercially reasonable procedures to protect and safeguard its information technology systems used in connection with the operation of the Business from unauthorized access. The Company has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the Business and has taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Business. To the Knowledge of Seller, there have been no (a) unauthorized intrusions into any of the Company’s information technology systems, or (b) breaches of or failures in the security of the systems or measures related to such information technology systems.

3.29	Full Disclosure

(a)   To the Knowledge of Seller, neither this Agreement nor any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact in respect of the affairs, operations or condition of the Company, its assets, the Business or the transactions contemplated herein or therein.

(b)  To the Knowledge of Seller, any and all information, which was provided or made available to Buyer and its advisors by Seller or Seller’s advisors prior to the Signing Date, is in all material respects complete and correct and all such information which a prudent merchant would reasonably view as material for purposes of assessing the opportunities and risks of the transactions contained in this Agreement, irrespective of which legal approach is used, have been disclosed to Buyer in all material respects.

3.30	Exclusive Representations and Warranties

(a)  Seller’s Company Representations contained in this ARTICLE 3 or in any Exhibit or Schedule hereto (including Seller Disclosure Schedule) are the sole and exclusive representations and warranties made by Seller and relied upon by Buyer with regard to the Company and the Subsidiary and no other guarantees, representations or warranties regarding the Company and the Subsidiary are made by Seller, the Company or any of their Representatives or relied upon by Buyer, whether express or implied.

(b)   In particular, Buyer acknowledges that Seller makes no guarantees, representations or warranties with respect to, and the Seller’s Company Representations do not relate to, Cenntro Products, Cenntro Product IP, any Liability (e.g. recall, warranty, non-compliance with contractual or official requirements etc.) and business activity in relation to Cenntro Products or Cenntro Product IP or any projections, estimates or budgets provided or made available to Buyer with respect to future revenues, future profits, future earnings, future results of operations (or any component thereof), future cash flows or the future financial condition (or any component thereof) or future operations or Business of the Company. In this respect, Buyer is also aware and informed that the Company immediately requires further capital injection to be able to meet its current or expected Liabilities within the next two months (non-binding information under exclusion of any Liability on the side of the Seller).

3.31	Knowledge of Seller

As used in this Agreement, the phrase “Knowledge of Seller” or any similar phrase means the actual knowledge (positive Kenntnis) of [*****], [*****] and/or [*****] on the Signing Date or the Closing Date, as applicable. Any attribution of knowledge or fault to Seller pursuant to sections 166 and 278 BGB, even in the form of knowledge typically recorded in documents (typischerweise aktenmäßig festgehaltenes Wissen), shall be excluded to the extent permitted by Law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby guarantees to Buyer, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 paragraph 1 BGB and subject to the requirements and limitations provided in this Agreement, that the statements contained in this ARTICLE 4 (collectively referred to as the “Seller’s Fundamental Representations” or individually a “Seller’s Fundamental Representation”) are correct on the Signing Date and on the Closing Date, except as further disclosed by Seller to Buyer not less than two (2) Business Days prior to the Closing Date or, unless another relevant point in time has been stipulated therein. The Parties agree that the Seller´s Fundamental Representations shall qualify as a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis). It is understood that Section 4.6 shall not qualify as Seller´s Fundamental Representations, but shall rather constitute further terms and conditions of Seller´s Fundamental Representations.

4.1	Authority and Execution

(a)   Seller has all requisite power and authority to (i) execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, (ii) perform its obligations hereunder and thereunder and (iii) consummate the transactions contemplated hereby and thereby.

(b)  The adoption, execution, delivery, and performance of this Agreement and the Ancillary Agreements and the approval of the consummation of the transactions contemplated hereby and thereby have been, and are, duly and validly authorized by all necessary action of Seller. No further corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery, and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by Seller.

(c)  This Agreement and each of the Ancillary Agreements to which Seller is a party has been duly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer and Guarantor) constitute valid and binding obligations of Seller, enforceable in accordance with their terms.

4.2	Ownership and Transfer of Purchased Shares

Seller is the legal and beneficial owner of the Company Shares free and clear of any and all Encumbrances and will be the legal and beneficial owner of all of the Company Shares immediately prior to Closing. Seller has the power and authority to sell, transfer and assign the Purchased Shares provided in this Agreement, and such transfer and assignment will convey to Buyer title to such Purchased Shares, free and clear of any and all Encumbrances. Seller is not a party to (i) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Company Shares or (ii) any voting trust, proxy or other agreement or understanding with respect to the Company Shares. [*****].

4.3	Ownership and Transfer of Purchased Loan

Seller is the legal and beneficial owner of the Purchased Loan free and clear of any and all Encumbrances and will be the legal and beneficial owner of the Purchased Loan immediately prior to Closing. Seller has the power and authority to sell, transfer and assign the Purchased Loan provided in this Agreement, and such transfer and assignment will convey to Buyer title to such Purchased Loan, free and clear of any and all Encumbrances.

4.4	Consents and Approvals

Except as set forth in this Agreement, none of the execution, delivery, or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority or any third party (including, without limitation, any shareholders or creditors of Seller), or (iii) violate any Law or Order applicable to Seller or any of their respective properties or assets.

4.5	Legal Proceedings

(a)   There is no Action pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Authority, and Seller is not subject to any outstanding Order, which (i) affects Seller’s ownership of the Purchased Shares or (ii) would, individually or in the aggregate, prevent, restrain or delay performance by Seller of its obligations under this Agreement.

(b)  No injunction issued by any Governmental Authority relating to Seller in order to restrain or prohibit the consummation of the transactions contemplated by this Agreement is presently in effect, and no Action relating to Seller is pending before any court or other Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

4.6	Exclusive Representations and Warranties

The Seller’s Fundamental Representations contained in this ARTICLE 4 are the sole and exclusive representations and warranties made by Seller and relied upon by Buyer with regard to Seller and no other guarantees, representations or warranties regarding Seller are made by Seller, the Company or any of their Representatives or relied upon by Buyer, whether express or implied.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby guarantees to Seller, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 paragraph 1 BGB and subject to the requirements and limitations provided in this Agreement, that the statements contained in this ARTICLE 5 (collectively referred to as “Buyer Representations” or individually a “Buyer Representation”) are correct on the Signing Date and on the Closing Date, unless another relevant point in time has been stipulated therein. The Parties agree that the Buyer  Representations shall qualify as a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis). It is understood that Section 5.7 and Section 5.8 shall not qualify as Buyer Representations, but shall rather constitute further terms and conditions of Buyer Representations.

5.1	Corporate Organization

Buyer is a corporation duly incorporated and validly existing under the laws of Delaware, United States of America. Guarantor is a corporation duly incorporated and validly existing under the laws of Australia.

5.2	Authority and Execution

(a)   Buyer and Guarantor have all requisite corporate power and authority to (i) execute and deliver this Agreement, and each of the Ancillary Agreements to which they are a party, (ii) perform their obligations hereunder and thereunder and (iii) consummate the transactions contemplated hereby and thereby.

(b)  The adoption, execution, delivery, and performance of this Agreement and the Ancillary Agreements and the approval of the consummation of the transactions contemplated hereby and thereby have been, and are, duly and validly authorized by all necessary action of Buyer and Guarantor. No further corporate proceedings on the part of Buyer and Guarantor are necessary to authorize the adoption, execution, delivery, and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by Buyer and Guarantor.

(c)   This Agreement and each of the Ancillary Agreements to which Buyer and/or Guarantor are a party have been duly and validly executed and delivered by Buyer and/or Guarantor, as applicable, and (assuming due authorization, execution, and delivery by the Company and Seller), constitute valid and binding obligations of Buyer and/or Guarantor, as applicable, enforceable against Buyer and/or Guarantor, as applicable, in accordance with their respective terms.

5.3	Consents and Approvals

None of the execution, delivery, or performance of this Agreement by Buyer and Guarantor, the consummation by Buyer and Guarantor of the transactions contemplated hereby, or compliance by Buyer and Guarantor with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer or Guarantor, (ii) require any filing with, notice by, or permit, authorization, consent, or approval of, any Governmental Authority or any third party (including, without limitation, any shareholders or creditors of Buyer or Guarantor), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Buyer or Guarantor, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law or Order applicable to Buyer or Guarantor or any of their respective properties or assets.

5.4	Legal Proceedings

(a)  There is no Action pending or, according to Knowledge of Buyer, threatened against Buyer or Guarantor before any Governmental Authority, and neither Buyer nor Guarantor is subject to any outstanding Order, which would, individually or in the aggregate, prevent, restrain or delay performance by Buyer or Guarantor of their respective obligations under this Agreement.

(b)   No injunction issued by any Governmental Authority relating to Buyer or Guarantor in order to restrain or prohibit the consummation of the transactions contemplated by this Agreement is presently in effect, and no Action relating to Buyer or Guarantor is pending before any court or other Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

5.5	Winding up / Insolvency

Neither Buyer nor Guarantor has been dissolved or is in the process of liquidation. No Action or request is pending (whether made by Buyer, Guarantor or by any other Person) or threatened to declare Buyer or Guarantor insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments, or to dissolve or liquidate Buyer or Guarantor. No Order has been made, resolution passed or meeting convened for the winding-up (or other process whereby the business will be terminated and the assets will be distributed) of Buyer or Guarantor.

5.6	Financing

Buyer will have on the Closing Date sufficient funds to pay the Share Purchase Price and the Loan Purchase Price in accordance with the terms of this Agreement.

5.7	Exclusive Representations and Warranties

The Buyer Representations made in this Agreement are the sole and exclusive representations and warranties made by Buyer and relied upon by Seller and no other representations or warranties are made by Buyer or relied upon by Seller, whether express or implied.

5.8	Knowledge of Buyer

As used in this Agreement, the phrase “Knowledge of Buyer” or any similar phrase means the actual knowledge of Peter WANG (CEO of both Buyer and Guarantor), Ming HE (SVP, Treasury and Strategic Investment of both Buyer and Guarantor) and/or Edmond Cheng (CFO of Guarantor) on the Signing Date or the Closing Date, as applicable. Any attribution of knowledge or fault to Buyer pursuant to sections 166 and 278 BGB, even in the form of knowledge typically recorded in documents (typischerweise aktenmäßig festgehaltenes Wissen), shall be excluded to the extent permitted by Law.

ARTICLE 6
COVENANTS OF SELLER

6.1	General Guidelines on the Conduct of Business Pending the Closing

During the period commencing on the Signing Date and ending at the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), Seller shall cause the Company:

(a)  to use all commercially reasonable efforts to (i) carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, Liabilities and Taxes, (ii) preserve its present business organization and its material assets, (iii) keep available the services of its managing directors and employees and (iv) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses; and

(b)   not to take or agree to take, (i) any action that would result in the occurrence of any of the changes described in Section 3.8 or (ii) any action that would cause any Closing Condition in ARTICLE 8 not to be satisfied, in each case unless it is required to take such action pursuant to Law or the terms of this Agreement or Buyer gives its prior written consent, which consent shall not be unreasonably withheld or delayed.

6.2	Specific Rules on the Conduct of Business Pending the Closing

Without limiting the generality of Section 6.1, during the Pre-Closing Period, except as required by Law, Seller shall cause the Company not to do, cause or permit, any of the following actions, without the prior written consent of Buyer (such consent not unreasonably withheld or delayed), except as expressly provided or permitted in this Agreement:

(a)  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its shares, (ii) split, combine or reclassify any of its Company Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares or any of its other securities, or (iii) purchase, redeem or otherwise acquire any Company Shares or any securities or obligations convertible into or exchangeable for any shares or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)  (i) authorize for issuance, grant, issue, deliver or sell or agree or commit to grant, issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Shares, or (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of Company Shares or issuance of similar equity-based employee rights;

(c)   cause, make or permit any change or amendment to the Company’s articles of incorporation, or change the share capital structure or equity interests of the Company;

(d)   enter into or amend any agreement pursuant to which any other Person is granted any joint or exclusive marketing or other joint or exclusive right of any type or scope with respect to any of the Products or the Company Marks other than any such agreement that may be terminated without penalty by the Company upon not more than ninety (90) calendar days’ notice, other than in the ordinary course of business consistent with past practice;

(e)   (i) incur any Indebtedness or guarantee any Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than the Company or the Subsidiary, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Encumbrance thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the Signing Date (or any extensions or renewals thereof) and Permitted Encumbrances;

(f)   (i) prepay any loans (if any) from its shareholders, officers or managing directors or any Person affiliated with any of the foregoing, (ii) amend its borrowing arrangements (except for increasing the amount of the Purchased Loan to the extent required to ensure the liquidity of the Company until Closing) or (iii) waive, release or assign any material rights or claims, other than in the ordinary course of business consistent with past practice;

(g)   materially reduce the amount of any insurance coverage provided by its existing Insurance Policies;

(h)   materially change or implement accounting policies, methods or procedures, except as required by Law;

(i)   (i) increase the annual or discretionary amounts of base salary, bonus compensation or any other form of compensation payable or to become payable to any officer, employee, agent or consultant of the Company, other than in the ordinary course of business consistent with past practice; (ii) grant or agree to grant or accelerate any right to any severance or termination pay or enter into any contract to make or grant any severance or termination pay or pay or agree to pay any bonus or other incentive compensation to any officer or employee or (iii) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements;

(j)   enter into, establish, adopt, amend or terminate (except, in each case, (i) as may be required by applicable Laws or (ii) to satisfy contractual obligations existing as of the Signing Date), any pension, retirement, profit sharing, deferred compensation, bonus, insurance or other employee benefit or incentive contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or communicate any intention to take such foregoing actions, in respect of any managing director, officer or employee of the Company;

(k)   hire any employee or consultant (other than in the ordinary course of business consistent with past practice);

(l)   make any material acquisition or capital expenditure in excess of EUR 50,000 in the aggregate for the Company, taken as a whole, other than in the ordinary course of business consistent with past practice;

(m)  collect accounts receivables or defer payment of payments due other than in the ordinary course of business consistent with past practice;

(n)  sell, lease, license, pledge or otherwise dispose of, distribute or encumber any assets of the Company other than in the ordinary course of business consistent with past practice;

(o)   other than in the ordinary course of business consistent with past practice, (i) dispose of, license, grant, or obtain, or permit to lapse any rights to, any Intellectual Property Assets (other than non-exclusive licenses in connection with the sale of the Products) or (ii) dispose of or disclose to any Person, other than Representatives of Buyer, any trade secret of the Company;

(p)   other than in the ordinary course of business consistent with past practice, enter into, modify, amend, violate or terminate any Company Contract or agreement to which the Company is Party, or knowingly waive, release or assign any rights or claims;

(q)   make or change any Tax election, change any method of Tax accounting, file or amend any income Tax Return, settle any audit, claim, examination or deficiency litigation with respect to a material amount of Taxes, request any private letter or similar Tax ruling, enter into any closing agreement with any Taxing Authority with respect to any amount of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, without, in each case, obtaining prior written consent from Buyer;

(r)   enter into any lease other than in the ordinary course of business consistent with past practice;

(s)   acquire any real property;

(t)    settle or compromise any pending or threatened Action (whether or not commenced prior to the date of this Agreement);

(u)   revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except as required by Law;

(v)  other than at the direction of the Company’s auditors or as otherwise required by Law, change or alter its treatment of deferred revenues in any way that would have anything other than an insignificant impact on the Company’s consolidated financial statements;

(w)  enter into any Related Party Transaction other than in the ordinary course of business consistent with past practice; or

(x)   agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 6.2(a) through Section 6.2(w) above, or any other action other than in the ordinary course of business consistent with past practice that would prevent Seller from performing any of their covenants and agreements hereunder.

6.3	Non-Competition

(a)   For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Restricted Business (including any Person that becomes a client or customer of the Restricted Business after the Closing), or any other Person who has a material business relationship with regard to the Restricted Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may purchase or own, directly or indirectly, solely as a passive investment, securities of any Person if Seller (i) is not a controlling Person of, or a member of a group which controls, such Person, (ii) has not, directly or indirectly, management functions or any material influence in such Person and (iii) does not own ten percent (10%) or more of any class of securities of such Person.

(b)  During the Restricted Period, Seller shall not, directly or indirectly, hire or solicit any person employed by Buyer or its Affiliates (including the Company) during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to (i) a general solicitation which is not directed specifically to any such employees, (ii) a referral by a Governmental Authority or (iii) employment discussions with such employee without solicitation by Seller. This Section 6.3(b) shall not prevent Seller from hiring any employee whose employment has been terminated by Buyer or the Company without solicitation by Seller. This Section 6.3(b) does not apply to [*****] or [*****] or [*****].

(c)   Seller acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision shall not invalidate or render unenforceable the remaining covenants or provisions hereof.

6.4	[*****]

[*****]

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Exclusive Dealing

During the Pre-Closing Period, neither Seller nor the Company shall, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, or enter into any agreement with, any Person (other than Buyer and its Affiliates) relating to any transaction involving the sale of any Company Shares, the Company or the sale of the Business or any of the assets of the Company (other than as permitted in this Agreement) or any other business combination.

7.2	Access to Information

(a)   Upon reasonable request of Buyer and subject to applicable Laws relating to the pre-Closing exchange of information, Seller shall cause the Company to afford to the officers, employees, accountants, counsel, and other Representatives of Buyer, at Buyer’s costs, during the Pre-Closing Period reasonable access without undue interruption during normal business hours (i) to the Company’s properties, books, contracts, commitments, and records and (ii) to the Company’s managing directors, employees, agents, accountants, counsel, customers and suppliers. Upon reasonable request of Buyer and subject to applicable Laws relating to the pre-Closing exchange of information, the Company shall during the Pre-Closing Period furnish promptly to Buyer such information concerning the Company’s properties, books, contracts, commitments, records, and other aspects of the Company as Buyer or its Representatives may reasonably request.

(b)  The Seller and the Company shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law, Order, or binding agreement entered into prior to the Signing Date or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege or would violate or prejudice the rights of third parties. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)   With respect to all information furnished by one Party to the other Party or its Representatives under this Agreement, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement to which the Guarantor hereby fully accesses and confirms to be (i) bound legally and therefore (ii) obliged to comply with. The Company shall not be obligated to afford to Buyer, Guarantor or any of their Representatives any access to any of its properties, books, contracts, commitments, and records relating to, or in respect of, competitively sensitive information, the sharing of which would violate applicable Laws relating to the pre-Closing exchange of information.

7.3	Compliance with German Foreign Trade Law

(a)   Within fifteen (15) Business Days after the Signing Date, Buyer shall file an informal voluntary information letter of the transaction contemplated by this Agreement with the German Federal Ministry for Economic Affairs and Climate Protection (Bundesministerium für Wirtschaft und Klimaschutz) (“BMWK”). Before filing, Buyer shall submit to Seller a draft of the information letter and allow Seller and its legal advisors to comment on this draft and suggest amendments thereof. Buyer shall submit to Seller a complete copy of the final information letter and shall keep Seller regularly informed of the progress of the notification procedure.

(b)   If BMWK informs Buyer that it has decided to commence a formal investigation pursuant to section 55 paragraph 3 sentence 1 AWV, Buyer shall submit the complete documentation within the meaning of section 14a para. 2 AWG to BMWK without undue delay. The Parties shall closely cooperate in any negotiations with BMWK and provide to each other such documents and other information and such assistance as is necessary to obtain clearance of the transaction as soon as possible. The Parties shall comply with all information requests by BMWK. The Parties shall provide each other with copies of any correspondence with BMWK as well as with copies of any possible written statement, order or decision by BMWK without undue delay.

(c)   If BMWK decides, or declares that it will decide, that the transaction contemplated by this Agreement is permitted only subject to certain conditions (Bedingungen), the imposition of certain obligations (Auflagen) on Buyer, or the granting of certain commitments or agreements by Buyer, then the Parties shall discuss in good faith possible measures to comply with such conditions and/or obligations. Any failure by Buyer to comply with the relevant conditions and/or obligations shall under no circumstances give Seller any right to (i) claim any damages or other compensation from Buyer or otherwise hold Buyer liable or (ii) claim interference with the basis of this Agreement (Störung oder Wegfall der Geschäftsgrundlage).

7.4	Notification of Certain Events

(a)  Each of Seller and Buyer shall promptly notify the other of the occurrence of any event that may make the satisfaction of any Closing Condition in ARTICLE 8 impossible, unlikely, or subject to significant delay.

(b)  During the Pre-Closing Period, each of Seller and Buyer will give prompt notice to the other of (i) any written notice or other written communication (including by telecopy or email) from any Person alleging that the consent of such Person is or may be required for the in rem effectiveness (dingliche Wirksamkeit) of the transactions contemplated by this Agreement, (ii) any written notice or other written communication (including by telecopy or email) from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any written notice or other written communication (including by telecopy or email) from any Person alleging facts which, if true, would result in a material breach by Seller of any Seller Representation, and (iv) any litigation relating to, involving or otherwise affecting Seller or the Company, except litigation that is not obviously immaterial to the transactions contemplated by this Agreement.

7.5	Logistics Agreement, Put Option

(a)   Buyer and MOSOLF Automotive Releasing Solutions GmbH will execute prior to or at Closing a suitable agreement for the shipment of Cenntro Products from China to all destinations in Europe and Africa and all destinations within Europe/Africa for a minimum contract period of five (5) years (the “Logistics Agreement”). The Logistics Agreement shall be based on feasible market conditions or open book with a margin of at least six percent (6%).

(b)   If the Logistics Agreement is terminated for any reason, or expires without renewal after the end of the initial contract period of five (5) years (the “Put Option Event”), Seller shall have the option to sell its remaining Company Shares at the time of the Put Option Exercise (regardless of the percentage quota; currently upon Closing: thirty-five percent (35%)) to Buyer as follows:

(i)         Buyer hereby unconditionally and irrevocably offers to Seller to purchase and acquire in rem (dinglich) all Company Shares held by Seller at the time of the Put Option Exercise (regardless of the percentage quota the “Put Option Shares”) for remuneration specified in Section 7.5(b)(v) below (the “Put Option”).

(ii)        Without further explanation or evidence vis-à-vis the then acting notary, Seller may, but is not obligated to, accept the offer of Buyer pursuant to Section 7.5(b)(i) by notarized declaration of acceptance within three (3) months after occurrence of the Put Option Event (the “Put Option Exercise”). If the Put Option is not exercised within such three (3) months period, it becomes void.

(iii)       Upon Seller’s Put Option Exercise, the Put Option Shares will automatically transfer to Buyer in rem (dinglich) and Buyer acquires automatically the Put Option Shares in rem (dinglich) without any further declaration at the time of receipt of the remuneration specified in Section 7.5(b)(v) below. Buyer hereby waives receipt of the declaration of the Put Option Exercise (section 151 BGB). However, the then acting notary is to be instructed to deliver the declaration of the Put Option Exercise to Buyer without undue delay.

(iv)      The Company and its shareholders have approved the transfer of the Put Option Shares pursuant to the declaration which is attached as Exhibit 1.1(e). Furthermore, all Parties are obliged to perform all measures, make all declarations, grant all approvals and take or cause all decisions, measures, and actions, if further required, to give effect to the Put Option Exercise and the purchase, assignment and acquisition of the Put Option Shares as provided for in this Section 7.5(b).

(v)       The remuneration for the Put Option Shares shall equal the fair market value of the Put Option Shares at the time of the Put Option Exercise. Such fair market value of the Put Option Shares shall be determined unanimously by Seller and Buyer or by an expert to be appointed unanimously by Seller and Buyer.

(vi)       If Seller and Buyer cannot agree on the expert within two (2) weeks upon Put Option Exercise, the expert shall be appointed upon request of Seller or Buyer by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.), Düsseldorf, Germany. The ruling of the expert, which shall also extend to the costs in accordance with the principles of sections 91 et seq. German Civil Procedure Act (ZPO), shall be definitive and binding upon the Parties.

(vii)      The remuneration shall be due and payable within four (4) weeks upon the later of (A) delivery of the declaration of the Put Option Exercise to Buyer by the then acting notary and (B) final determination of the fair market value of the Put Option Shares by the Parties or by ruling of the expert as provided for in this Section 7.5(b).

7.6	Publicity

(a)   Until Closing, neither (i) Buyer without the written consent of Seller nor (ii) Seller without the written consent of Buyer, shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, provided, however, that Buyer or Seller (Seller not entitled to subsequent reservation under (i)), may make any such announcement or other communication (i) if such announcement or other communication is required in connection with any public offerings of its securities, public company reporting obligations or otherwise required by any securities exchange or applicable securities Laws, in which case Buyer shall use commercially best efforts to consult with the Seller to review such announcement or communication and the opportunity to comment thereon and Buyer shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.6(a) and (iii) to any Governmental Authority in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby.

(b)   After Closing and for so long as this Agreement is in effect, Seller shall not issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the written consent of Buyer.

(c)   After Closing, Buyer may make public announcements of the transaction and/or its terms at its discretion (including making any filings with securities regulators as may be required under applicable securities Laws); provided that Buyer shall use best efforts to provide notice to, and shall use best efforts to consent with Seller prior to issuing or causing the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, except with respect to any disclosure obligation of Guarantor as may be required by applicable Law or the applicable rules of any stock exchange. With respect to such mandatory disclosure obligations of Guarantor, Seller hereby irrevocably consents to such disclosure.

7.7	Other Actions by the Parties

During the Pre-Closing Period, each Party agrees to use commercially reasonable best efforts to cause the Closing Conditions set forth in ARTICLE 8 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such Party.

7.8	Taxes

(a)   Preparation of Tax Returns. All Tax Returns of the Company required to be filed for a taxable period ending on or before the Effective Date that are due after the Closing Date, (i) will be filed (or will be caused to be filed) by Buyer when due (after taking into account timely filed extensions) in accordance with all applicable Laws and (ii) will be prepared (or will be caused to be prepared) on a basis consistent with the most recent Tax Returns of the Company unless required by applicable Law. With respect to any such income Tax Returns that could result in an indemnification obligation by Seller, at least thirty (30) calendar days prior to the due date therefor, Buyer shall provide such Tax Return to Seller’s Representative for their review and written consent. Buyer shall procure that no such Tax Return is submitted to any Taxing Authority without written approval of Seller, which shall not be unreasonably withheld, conditioned or delayed. Furthermore, Buyer shall procure that after the Closing Date no Tax Return, document or information related to a taxable period ending on or before Effective Date is submitted to any Taxing Authority or Governmental Authority without the prior written consent of Seller, which shall not be unreasonably withheld.

(b)  Cooperation. Each of Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and Seller making itself available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)   Tax Claims. Notwithstanding anything herein to the contrary, including Section 11.5,  Buyer shall control the conduct and resolution of any claim which involves the assertion of any claim or the commencement of any action, in respect of which an indemnity may be sought with respect to Taxes (a “Tax Claim”); provided, however, that (i) Seller will be entitled to participate in the defense of such claim at its own expense, and to employ counsel of its choice for such purpose at its own expense, (ii) upon Seller’s request, Buyer shall challenge and litigate any claim or decision of any tax authority or court and (iii) Buyer shall not settle, compromise and/or concede any portion of a Tax Claim that could result in Indemnified Taxes under ARTICLE 11 or an increase thereof without the written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Buyer and Seller agree to give prompt written notice to each other of the receipt of any written notice by any of Buyer, Seller or the Company which involves a Tax Claim. In any case, Buyer shall notify Seller of the receipt of a tax assessment that could result in an indemnification obligation not later than ten (10) calendar days before the relevant tax assessment becomes final (bestandskräftig). In the event of any conflict between the provisions of this Section 7.8(c) and the provisions of Section 11.5, the provisions of this Section 7.8(c) shall control.

7.9	Release, No Recourse

(a)   Without prejudice of the rights of Buyer for indemnification in this Agreement, Buyer shall (i) hold a shareholders’ meeting of the Company at Closing and vote in favor of the full and complete discharge of the Resigning Directors and (ii) shall vote in favor of the full and complete discharge of the Resigning Directors at the first ordinary shareholders’ meeting of the Company following Closing.

(b)   Without prejudice of the rights of Buyer for indemnification in this Agreement, from Signing Date, Buyer shall not, and shall cause each of its Affiliates (including, after Closing, the Company) not to, make any claim against any present or former member of the board of directors or executive officer of the Company or other Representative in connection with any act or omission in the capacity as a corporate body or deemed corporate body of the Company, except for fraud or criminal misconduct on the part of such director or executive officer or deemed corporate body. Any such potential claims (whether known at the Signing Date or not and regardless of the legal basis) are hereby unconditionally and irrevocably waived by Buyer (i) on its own behalf and (ii) on behalf of its Affiliates.

(c)   Without prejudice of the rights of Buyer for indemnification in this Agreement, upon Closing Buyer shall cause the Company not to make (and waive) any claim (whether known at the Signing Date or not and regardless of the legal basis) against Seller in connection with any act or omission of Seller, in its capacity as a shareholder of the Company, until the Signing Date, except for fraud or criminal misconduct, to the extent that such claims are not sufficiently accrued in the Financial Statements. This indemnification does not cover any claims of the Company against Seller or its Affiliates from intra-group services agreements among the Company and Seller or its Affiliates.

7.10	Company Financing after Signing

(a)   Any additional liquidity required until closing will be provided by Seller on the basis of a new shareholder loan which is not and will not be sold to Buyer. The Company shall pay back such loan within twenty (20) Business Days after Closing, together with outstanding fees for intra-group services.

(b)   Upon completion of Closing, Buyer will be responsible to secure the financing of the Company, both of the current Company business and any new business activities (e. g., Metro). Upon completion of Closing, Seller will not be obliged to provide further capital to the Company, neither equity nor debt.

ARTICLE 8
CLOSING CONDITIONS

8.1	Closing Conditions

(a)   The respective obligations of Seller, on one hand, and Buyer, on the other hand, to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Closing of conditions set forth in this ARTICLE 8 (the “Closing Conditions”).

(b)   Subject to any provisions to the contrary in Sections 8.2 to and including 8.4, all Closing Conditions may be waived, in full or in part, at any time by agreement between Seller and Buyer. In addition, Seller may waive the non-fulfilment of any of the Deliveries of Buyer (or part thereof) by notice to Buyer, and Buyer may waive the non-fulfilment of any of the Deliveries of Seller (or part thereof) by notice to Seller. Unless Buyer and Seller agree otherwise, any such waiver shall not prejudice any rights or remedies which may be available to the waiving Party under or in connection with this Agreement, but its effect shall be limited to allowing Closing to occur although the respective Deliveries of Buyer or Deliveries of Seller (or part thereof) have not been performed.

8.2	Conditions to Each Party’s Obligations to Effect the Closing

The obligation of either Party to effect the transactions contemplated by this Agreement is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)   No Issued Restraints; Illegality. No Order issued by any Governmental Authority or other legal restraint challenging, prohibiting or materially altering the consummation of the transactions contemplated by this Agreement at Closing shall be in effect. No Law shall have been enacted, issued, entered, promulgated, or enforced by any Governmental Authority that challenges, prohibits or materially alters consummation of the transactions contemplated by this Agreement at Closing. There shall not be threatened in writing, instituted or pending any Action in which a Governmental Authority of competent jurisdiction is seeking an Order which would challenge, prohibit or materially alter the consummation of the transactions contemplated by this Agreement.

(b)   Escrow Agreement. Buyer, Seller and the Escrow Agent shall have concluded the Escrow Agreement.

(c)   Logistics Agreement. (i) Buyer or any of its Affiliates and (ii) Seller or any of its Affiliates shall have concluded the Logistics Agreement.

(d)   General Escrow Account. The Parties shall have opened the General Escrow Account.

(e)   No Insolvency. No insolvency proceedings have been opened over the assets of the Company.

8.3	Conditions to the Obligations of Buyer

The obligation of Buyer to effect the transactions contemplated by this Agreement is also subject to the satisfaction to or waiver by Buyer, at or prior to the Closing, of the following conditions:

(a)   Buyer has received from Seller a copy of the audited (not fully audited, but only ISA (international standards on auditing) certified) financial statements of the Company as of December 31, 2021.

(b)  There is no Action pending or, to the Knowledge of Seller, threatened against Seller that affects Seller’s ownership of the Purchased Shares or the Purchased Loan or its right or ability to perform its obligations under this Agreement and no Action relating to Seller is pending before any court in which it is sought to challenge, prohibit, or materially alter the consummation of the transactions contemplated herein.

(c)   Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(d)   The Company shall have provided evidence in a form reasonably satisfactory to Buyer that it will have a minimum Company Cash balance of EUR 250,000.00 at Closing.

8.4	Conditions to the Obligations of Seller

The obligation of Seller to effect the transactions contemplated by this Agreement is also subject to the satisfaction or waiver by Seller, at or prior to the Closing, of the following conditions:

(a)   There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or Guarantor that affects their right or ability to perform their obligations under this Agreement and no Action relating to Buyer or Guarantor is pending before any court in which it is sought to challenge, prohibit, or materially alter the consummation of the transactions contemplated herein.

(b)   Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

ARTICLE 9
CLOSING

9.1	Closing

(a)   Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of Jones Day, Prinzregentenstr. 11, 80538 Munich, Germany, on the day which is three (3) Business Days after the satisfaction or waiver of the last of the Closing Conditions set out in ARTICLE 8 (other than the Closing Conditions to be satisfied on Closing), or (i) on such other date or such other time or (ii) in lieu of a personal meeting in the offices of Jones Day, by electronic means as may be agreed upon between Seller and Buyer at least in the form of text (in Textform) (the “Closing Date”), provided that the Closing Date may not be later than July 31, 2022 (the “Outside Date”).

(b)  Immediately prior to the Closing, the Parties shall have the resolution for an amendment of the articles of incorporation (Satzung) of the Company, substantially in the form attached hereto as Exhibit 9.1(b) (the “Amended Articles”) but subject to any mutually agreed amendments to the name of the Company, be formally notarized (beurkundet).

9.2	Deliveries of Seller

Subject to completion of the notarization (Beurkundung) of the Amended Articles, Seller shall deliver to Buyer, or cause the delivery to Buyer of the following at Closing:

(a)   A discharge resolution as well as resignation and release, substantially in the form attached hereto as Exhibit 9.2(a), duly executed inter alia by [*****] and [*****] (both, a “Resigning Director”) in original (each, a “Director Resignation & Release”), unless otherwise instructed by Buyer.

(b)  An intellectual property assignment agreement, substantially in the form attached hereto as Exhibit 9.2(b), duly executed by each of Seller, [*****], [*****] and the Company, in original (the “IP Rights Assignment Agreement”);

(c)   A transitional service agreement, substantially in the form attached hereto as Exhibit 9.2(c), duly executed by each of Seller, MOSOLF Logistics & Services GmbH and the Company, in original, under which certain transitional services, including IT services, are provided to the Company by Seller and MOSOLF Logistics & Services GmbH (the “TSA”); the TSA has to contain a duly completed Annex 2.3 to Exhibit 10.1 of the TSA;

(d)   Documentation reasonably satisfactory to Buyer evidencing that the Company has been fully and unconditionally released from any Liabilities under the loan agreement of Seller dated April 20, 2018, in particular from any Liabilities as intra-group guarantor or borrower;

(e)   Documentation reasonably satisfactory to Buyer evidencing the nominal amount and the actual drawn loan amount of the Purchased Loan on the Closing Date;

(f)   The [*****] Service Agreement, substantially in the form attached hereto as Exhibit 9.2(f), duly executed by the Company and [*****], in original;

(g)   Documentation reasonably satisfactory to Buyer evidencing that Seller as sole shareholder of the Company has revoked the exemption of [*****] from the self-dealing restrictions pursuant to section 181 BGB;

(h)  The [*****] Consultancy Agreement, substantially in the form attached hereto as Exhibit 9.2(h), duly executed by the Company and [*****] on behalf of [*****] GmbH, in original;

(i)    Documentation evidencing that the Company and [*****] have duly executed a managing director agreement, in a form previously approved by Buyer (orally or in text form);

(j)    An amendment agreement to the Loan Agreement, duly executed under which the subordination agreement (Rangrücktrittsvereinbarung) between the Company and Seller dated February 25, 2022 may be terminated at the earliest on June 30, 2023;

and

(k)   Evidence that the Remainder Payment and the Loan Purchase Price (together, the “Closing Payments”) have been received on Seller’s Bank Account.

9.3	Deliveries of Buyer

Subject to completion of the notarization (Beurkundung) of the Amended Articles, Buyer shall deliver or cause to deliver to Seller the following at Closing:

(a)   Evidence that the General Escrow Amount has been transferred by wire transfer to and received on the General Escrow Account; and

(b)   Evidence that the Closing Payments have been transferred by wire transfer to Seller’s Bank Account.

9.4	Single Transaction

All deliveries and payments made and actions taken at Closing shall be considered as having occurred simultaneously as a part of a single transaction and in the proper sequence (Zug-um-Zug), and no action shall be considered as having taken place and no delivery shall be considered as having been made until each of the above actions and deliveries have been completed.

9.5	Closing Memorandum

After all deliveries of Closing have been provided Seller and Buyer will sign a market standard closing memorandum which shall serve as evidence for (i) satisfaction or waiver of all Closing Conditions and (ii) the actual consummation of the transactions contemplated under this Agreement.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

This Agreement may be terminated at any time prior to the Closing,

(a)   by mutual written consent of Buyer and Seller;

(b)  by Buyer or Seller if any Governmental Authority shall have issued an Order or taken any other Action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such Order or other Action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Buyer or Seller if such Order or other Action was primarily due to the failure of such Party to perform its obligations under this Agreement;

(c)   by Buyer or Seller if the Closing shall not have occurred on or prior to the Outside Date; provided, however, that no Party may terminate this Agreement pursuant to this Section 10.1(c) if such Party is in material breach of any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall have caused the Closing not to have occurred on or before the Outside Date;

(d)   by Seller, if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other obligations contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.4, which breach is incapable of being cured or, if capable of being cured, has not been cured within twenty (20) calendar days after the giving of written notice by Seller to Buyer specifying such breach; provided, however, that Seller may terminate this Agreement pursuant to this Section 10.1(d) only if Seller is not in material breach of any of its representations, warranties, covenants or other obligations under this Agreement; or

(e)   by Buyer, if Seller shall have breached in any material respect any of its respective representations, warranties, covenants or other obligations contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.3, which breach has not been cured within twenty (20) calendar days after the giving of written notice by Buyer to Seller specifying such breach; provided, however, that Buyer may terminate this Agreement pursuant to this Section 10.1(e) only if Buyer is not in material breach of any of its representations, warranties, covenants or other obligations under this Agreement.

10.2	Effect of Termination

In the event of the termination of this Agreement pursuant to the terms of Section 10.1, written notice of termination shall forthwith be given to the other Party (excluding Guarantor) in accordance with Section 13.3 specifying the provision hereof pursuant to which such termination of this Agreement is made, and this Agreement shall become void and of no further force and effect, except for all of the provisions of Section 7.6, ARTICLE 12, ARTICLE 13, and this Section 10.2, which shall survive any termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 10.2 shall be deemed to release any Party from any Liability for fraud or willful breach of this Agreement committed by such Party prior to the date of such termination.

ARTICLE 11
INDEMNIFICATION, LIMITATIONS

11.1	Indemnification by Seller

Subject to the terms and conditions of this ARTICLE 11, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and, after Closing, the Company (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all claims, actions, causes of action, demands, assessments, losses, Taxes, damages, Liabilities, judgments, settlements, penalties, reasonable costs, and reasonable expenses (including reasonable attorneys’ fees and expenses) of any nature whatsoever (collectively, “Damages”) asserted against, resulting to, imposed upon, or incurred by any such Buyer Indemnified Party by reason of or resulting from:

(a)        any breach of any of Seller’s Company Representations or any of Seller’s Fundamental Representations or any representation and warranty made by Seller in any Exhibit or Schedule (also by considering the Seller Disclosure Schedule) or in any delivery of Seller pursuant to Section 9.2 (collectively, “Seller’s Other Representations”, and together with Seller’s Company Representations and the Seller’s Fundamental Representations, the “Seller Representations”);

(b)          [*****];

(c)          any breach of any of the covenants and agreements of Seller made in this Agreement; and

(d)          any and all Indemnified Taxes, but only if and to the extent, that

(i)          the Company has no corresponding claim for repayment,

(ii)         the Indemnified Taxes are not directly caused by a measure initiated or executed by Buyer;

(iii)       the Indemnified Taxes do not correspond to or cannot be offset against the net present value of a tax asset of the Company which can also arise at a different type of Tax and which relates to such Tax or is based on any event or circumstance having triggered such Tax, including but not limited to reciprocal effects resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances or form transfer of items relevant for Taxes (e.g. turnover, income, expenses, etc.) into another calendar year (herein collectively “Tax Benefits”); the net present value of such Tax Benefit shall be calculated on the basis of the tax rates applicable in the year in which the respective Tax Benefit arises and an applied discount factor of one per cent (1.0%) per annum;

(iv)        Buyer has fulfilled its obligations resulting from Section 7.8.

11.2	Indemnification by Buyer

The terms and conditions of Section 11.1 shall apply analogously in favor of Seller as Party to be indemnified in case of:

(a)   any breach of any of Buyer Representations or any representation and warranty made by Buyer in any Exhibit or Schedule or in any delivery of Buyer pursuant to Section 9.3; or

(b)   any breach of any of the covenants and agreements of Buyer made in this Agreement.

11.3	Survival

(a)   (i) Seller’s Fundamental Representations shall expire and terminate on the date that is five (5) years from the Closing Date, and be of no further force and effect thereafter, and (ii) Seller’s Company Representations and Seller’s Other Representations shall expire and terminate on the date which is eighteen (18) months from the Closing Date, and be of no further force and effect thereafter,

(b)   Any claims for fraud, intentional misrepresentation or willful misconduct of Seller, or prior to Closing the Company, shall expire and terminate on the expiration date of their applicable statute of limitations.

(c)   The Buyer Representations shall expire and terminate on December 30, 2022 and be of no further force and effect thereafter.

(d)   No Party shall have any indemnification obligation pursuant to this ARTICLE 11 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the Party seeking indemnification written notice of the existence of the claim for which indemnification is being sought (i) on or before the expiration (if any) of the period for which the representation, warranty, covenant or agreement underlying such claim survives and (ii) no later than twenty (20) Business Days after the date on which Buyer has Knowledge of Buyer of such claim, with respect to Indemnified Taxes, however, not later than ten (10) Business Days before the underlying tax assessment becomes final (bestandskräftig), provided, however, that a failure to comply with sub-clause (ii) shall only exclude the indemnification obligation to the extent the same is actually caused by the failure to give due and timely notice. Such notice shall set forth with reasonable specificity (x) the basis under this Agreement and the facts that otherwise form the basis of such claim and (y) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim).

(e)   Upon the receipt of such notice, the Parties agree to hold good faith discussions within a period of sixty (60) Business Days to resolve any claims mentioned therein. If, after such time period, any claims in relation to such notice have not been settled between the Parties, the Party seeking indemnification shall, no later than six (6) months after expiration of such claim pursuant to this Agreement, formally initiate proceedings in accordance with Section 13.8 in respect of such claim.

(f)   Notwithstanding anything in this ARTICLE 11 or any other provision of this Agreement to the contrary, (i) in the event of any acts of fraud, intentional misrepresentation or willful misconduct of Seller, the Buyer Indemnified Parties shall have all remedies available at applicable Law with respect to such fraud, intentional misrepresentation or willful misconduct and (ii) claims of a Buyer Indemnified Party involving fraud, intentional misrepresentation or willful misconduct may be brought without regard to any limitation set forth in this Agreement (whether a temporal limitation, an amount limitation or otherwise).

(g)   The provisions of Section 11.3(f) shall apply accordingly in favor of Seller in the event of any acts of fraud, intentional misrepresentation or willful misconduct of Buyer.

11.4	Seller’s Rights to Cure

(a)   With respect to an alleged breach justifying indemnification and being notified by Buyer to Seller in accordance with Section 11.3(d), Seller shall have an individual right to bring the Buyer Indemnified Party, within sixty (60) Business Days after receipt of the respective notice by Seller, in the position the Buyer Indemnified Party would have been in had the alleged breach not occurred (restitution in kind – Naturalrestitution) whereby such restitution in kind shall exclude the indemnification obligation under this ARTICLE 11 to the extent being actually effected.

(b)   To the extent that restitution in kind is impossible or insufficient, Seller shall be obliged to indemnification in accordance with this ARTICLE 11. If restitution in kind is fully impossible, then such indemnification shall replace the remedy of restitution in kind.

(c)   If and to the extent that Seller fails to provide the requested restitution in kind within sixty (60) Business Days after receipt of the respective notice by Seller, Buyer, in its absolute discretion, in whole or in part and in lieu of its right to demand restitution in kind, shall have the right to request indemnification in accordance with this ARTICLE 11 in such amount as would be necessary to achieve the same effect as a restitution in kind.

(d)   The terms and conditions of this Section 11.4 shall apply accordingly in case of alleged breach justifying indemnification in favor of Seller.

11.5	Indemnification Proceedings for Third Party Claims

(a)   Except as provided in Section 7.8(c), if any claim or demand for which a Party (an “Indemnifying Party”) would be liable to another Party (an “Indemnified Party”) under Section 11.1 and Section 11.2 is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this ARTICLE 11, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.

(b)   In the event of the assertion or commencement by any Person (other than a Party) of a Third Party Claim, each Indemnifying Party shall have the right to (i) participate at the expense of such Indemnifying Party in the defense of such Third Party Claim and (ii) propose settlement terms or strategies relating to the defense of such Third Party Claim which the Indemnified Party shall reasonably comply with. In such case, either Party shall (i) keep the other Parties informed of the material developments and (ii) instruct its legal counsel to provide the other Parties with all material information regarding the proceedings in relation to such Third Party Claim.

(c)   With regard to Third Party Claims from and/or in connection with and/or relating to Section 11.1(b) the following applies:  In the event of the assertion or commencement by any Person (other than a Party) of such a Third Party Claim, the Indemnifying Party shall have the right to (i) participate at the expense of such Indemnifying Party in and to determine, control or conduct, the defense and/or assertion/prosecution of such Third Party Claim and/or further claims associated therewith (such as counterclaims) and (ii) propose settlement terms or strategies relating to the defense and/or assertion/prosecution of such Third Party Claim and/or further claims associated therewith (such as counterclaims) which the Indemnified Party shall reasonably comply with. In such case, either Party shall (i) keep the other Parties informed of the material developments and (ii) instruct its legal counsel to provide the other Parties with all material information regarding the proceedings in relation to such Third Party Claim and claims associated therewith. In the event of any conflict between the provisions of this Section 11.5(c) and the further provisions of this Section 11.5, the provisions of this Section 11.5(c) shall control.

(d)   The Indemnified Party may not settle a Third Party Claim without the prior written consent of the Indemnifying Party which consent will not be unreasonably withheld, delayed or conditioned.

(e)   After delivering notice of the Third Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including Court papers) received by the Indemnified Party relating to the Third Party Claim.

(f)   With respect to any claim subject to indemnification under this ARTICLE 11, the Parties shall cooperate in such a manner and use their commercially reasonable efforts to preserve in full the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure) and (ii) it will use commercially reasonable efforts to make all communications between any Parties and counsel responsible for or participating in the defense of any Third Party Claim so as to preserve any applicable attorney-client or work-product privilege.

11.6	Other Limitations

(a)   Except to the extent any indemnification relates to a Third Party Claim, neither Party shall have any Liability to any other Party in accordance with this ARTICLE 11 for any loss of profit, punitive damages, internal administrative or overhead costs, frustrated expenses, a reduced enterprise value or any Damages based on the fact that the Share Purchase Price and/or Loan Purchase Price was calculated on incorrect assumptions or result from the application of incorrect multiples.

(b)   Notwithstanding anything to the contrary in this Agreement, Seller shall not have any Liability to the Buyer Indemnified Parties for any claims for indemnification made by the Buyer Indemnified Parties pursuant to Section 11.1(a) if Buyer had Knowledge of Buyer at the Signing Date of a breach that would otherwise constitute such claims for indemnification made by the Buyer Indemnified Parties.

(c)   Notwithstanding anything to the contrary in this Agreement, Seller shall not have any Liability to the Buyer Indemnified Parties for any claims for indemnification made by the Buyer Indemnified Parties pursuant to Section 11.1(a) in excess of the General Escrow Amount, in the aggregate (such aggregate amount, the “Cap”); provided, however, that the Cap shall not apply to claims based upon, arising out of, or by reason of (i) any breach of Seller’s Fundamental Representations or (ii) any fraud, intentional misrepresentation, or willful misconduct.

(d)  With respect to any breach of Seller’s Fundamental Representations, Seller shall not have any Liability to the Buyer Indemnified Parties in excess of the full and aggregated amount of the Share Purchase Price and the Loan Purchase Price payable to Seller (including their respective share of the General Escrow Amount); i.e., Seller’s Liability is limited to the consideration actually received by Seller under this Agreement.

(e)   Seller shall be liable for any claim of the Buyer Indemnified Parties pursuant to Sections 11.1(a), 11.1(b) or 11.1(c) only if an individual claim (or the aggregate amount of several claims arising from the same or a similar event, the same or similar circumstances, or the same or similar types of events or circumstances) exceeds the amount of EUR 15,000 (the “Qualifying Claim”), and the aggregate amount of all Qualifying Claims of the Buyer Indemnified Parties collectively exceeds EUR 50,000 (the “Threshold”), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties for the full amount of such claims (Freigrenze), subject to the limitations of this ARTICLE 11.

(f)   Seller’s Liability for indemnification pursuant to this ARTICLE 11 shall be excluded or reduced, as the case may be, if, and to the extent that

(i)         the Buyer Indemnified Parties, have failed to mitigate the damage in accordance with general German law principles (Schadensminderungspflicht);

(ii)        such claim is covered by a provision, reserve, or valuation allowance in the Financial Statements;

(iii)       Seller is liable under or in connection with this Agreement twice based on the same matters, facts, circumstances or occurrences giving rise to such Liability and have already paid any such and all damages;

(iv)       the matters, facts, circumstances or occurrences giving rise to such claims for indemnification pursuant to Section 11.1(a) to and including 11.1(d) have been fairly disclosed in this Agreement, the Exhibits and Schedules thereto, the Ancillary Agreements, the Seller Disclosure Schedule, the Subsequent Disclosure or on the six (6) identical USB sticks, out of which one (1) USB stick each should be provided concurrently with this Agreement to Buyer and Seller and their respective counsels, and two (2) USB sticks to the acting notary for safekeeping for 5 years as of the Closing Date in accordance with the safekeeping instructions attached as Exhibit 11.6(f)(iv) (“Safekeeping Instructions”); the USB sticks contain documents (including questions and answers) that were placed in the virtual data room “Dracoon” set up by Seller for “Project Trinity” and with the content as archived on March 3, 2022 (all information stored on the USB sticks including the information being made available only to “clean team members” in accordance with antitrust law requirements collectively “Due Diligence Documents”), whereby “fair disclosure” requires that a fact has been made available in this Agreement, the Exhibits and Schedules thereto, the Ancillary Agreements, the Seller Disclosure Schedule, the Subsequent Disclosure or in the Due Diligence Documents in a context in which the disclosed information would have been reasonably expected in light of the facts it was meant to disclose; however, the Parties agree that any matter disclosed in this Agreement, the Exhibits and Schedules thereto, the Ancillary Agreements, the Seller Disclosure Schedule, the Subsequent Disclosure or in the Due Diligence Documents shall be deemed to be disclosed on each instance of this Agreement, the Exhibits and Schedules thereto, the Ancillary Agreements, the Seller Disclosure Schedule, the Subsequent Disclosure or in the Due Diligence Documents relating to such matter (cross disclosure).

(v)        the Buyer Indemnified Parties have actually recovered from any third party (excluding the net present value of any aggregated negative financial effects caused by the recovery from such third party), including but not limited to, a third-Party insurer (excluding the net present value of any aggregated increase of premiums), any Damages with respect to the asserted breach or the Damages can be compensated by advantages to which the Buyer Indemnified Parties are entitled to (Vorteilsausgleich);

(vi)      such Liability is resulting from, or attributable to, any legally not mandatory act, omission, transaction, change of past practice or arrangement of any Buyer Indemnified Party or, after Closing, the Company; or

(vii)     such Liability is resulting from or increased by the passing of, or any change in, any Law, or administrative practice of any Governmental Authority after the Signing Date;

(viii)     such Liability is resulting from, or attributable to any Cenntro Products or Cenntro Product IP, e.g., recall, warranty, non-compliance with contractual or official requirements, or business activity in relation to Cenntro Products or Cenntro Product IP;

(ix)      the matters, facts, circumstances or occurrences giving rise to such claims for indemnification have been taken into account in the determination of the Share Purchase Price.

(g)   Nothing in this Agreement shall limit any Damages based upon, arising out of, or by reason of fraud, intentional misrepresentation or willful misconduct. Furthermore, no Damages based upon, arising out of, or by reason of fraud, intentional misrepresentation or willful misconduct shall count toward the Cap.

11.7	Exclusivity

Other than as explicitly mentioned herein and other than in connection with a willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung), this ARTICLE 11 shall provide the exclusive remedy for breaches of representations, warranties, covenants and agreements set forth in this Agreement and is in lieu of, and not in addition to, the remedies provided by applicable statutory Law. This applies, above all (but not exclusively), to claims for breach of a pre-contractual duty pursuant to section 311 paragraph 2 and 3 BGB (culpa in contrahendo), claims based on a breach of duty in an obligation relationship (Verletzung einer Pflicht aus dem Schuldverhältnis), claims for reduction of the purchase price (Minderung), rights to rescission (Rücktritt), and liability in tort (Delikt).

11.8	Purchase Price Adjustment

The Parties agree to treat any indemnity payments made under this Agreement as adjustments to the Share Purchase Price and, to the extent indemnity payments exceed the Share Purchase Price, the Loan Purchase Price, to the extent permitted by applicable Law.

ARTICLE 12
PARENT GUARANTEE

12.1	Guarantor’s Parent Guarantee

Guarantor hereby guarantees to Seller, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of section 311 paragraph 1 BGB, on first demand the full and punctual payment by Buyer in accordance with the terms of this Agreement of (i) the Share Purchase Price (including payment to the General Escrow Account), (ii) the Loan Purchase Price, and (iii) the remuneration for the Put Option Shares as determined pursuant to Section 7.5(b)(v).

12.2	Guarantee scope

Guarantor’s obligations shall continue to be in full force and effect even if (i) Buyer is dissolved, merged or other-wise wound-up or restructured, (ii) insolvency or bankruptcy procedures are applied for or opened over the assets of Buyer or such procedures are denied for lack of assets or (iii) rights of Seller in accordance with the terms of this Agreement could not be enforced despite reasonable attempts to do so.

ARTICLE 13
MISCELLANEOUS

13.1	Costs, Expenses and Taxes

(a)  Except as may otherwise be agreed to hereunder or in other writing by the Parties, all legal and other costs and expenses and Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs, expenses and Taxes.

(b)   The Company shall not bear any transaction expenses incurred in connection with this Agreement which could be classified as a hidden profit distribution.

(c)   Buyer shall bear all fees charged by BMWK in connection with the clearance provided for in this Agreement.

(d)  Buyer and Seller shall in equal parts bear (i) all fees charged by the civil law notary notarizing this Agreement and the Amended Articles and (ii) filing fees of the commercial register of Company.

13.2	Default Interest

If a Party is in default (Verzug) with payments under this Agreement, such Party shall pay default interest from the respective payment date until, but not including, the day actual payment is made at a rate of five percent (5%) p. a.

13.3	Notices

(a)  Unless this Agreement expressly provides otherwise, (i) any notices, demands, information, confirmations or other declarations (Aufforderungen, Mitteilungen, abzugebende Erklärungen, Bestätigungen oder andere Nachrichten) to be provided under this Agreement shall be made in the form of text (in Textform) (section 126b BGB), (ii) shall be addressed to the person that was determined by a Party as its representative responsible for taking delivery (als Zustellungsempfänger bestimmt) and (iii) shall be delivered by hand or mailed by certified mail, return receipt requested, or sent by overnight express or similarly recognized overnight delivery service with receipt acknowledged or sent by fax with confirmation of receipt addressed as follows:

(i)          If to Seller: personally and confidentially to [*****] or any member of Seller’s management board with copy to:

KMPG Law Rechtsanwaltsgesellschaft, Dr. Christian Hensel, Bahnhofstraße 30, 90402 Nuremberg, Germany, [****] and

Anwaltskanzlei Wackenhuth & Unterriker, Rechtsanwalt Stefan Unterriker, Vor dem Lauch 4, 70567 Stuttgart, Germany, [****]

(ii)       If to Buyer or Guarantor: personally and confidentially to (i) Peter Wang or (ii) any other member of Buyer’s management board and Guarantor’s management board,

with copy to: Jones Day, Dr. Martin Kock, Prinzregentenstr. 11, 80538 Munich, Germany, [****].

(b)   A change of the representative responsible for taking delivery (Zustellungsempfänger) or the address for service of process (Zustellungsanschrift) is valid only if made in accordance with this Section 13.3.

13.4	Interpretation

(a)   When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference shall be to an Article or a Section of, or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise, (i) “or” has the inclusive meaning frequently identified with the phrase “and/or”, (ii) whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and (iii) references “hereunder” or “herein” relate to this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. No provision of this Agreement shall be construed to require Seller, the Company or Buyer or any of their respective Affiliates to take any action that would violate applicable law, rule, or regulation.

(b)   If a German term has been inserted in parentheses or italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

13.5	Amendments

(a)   At any time prior to the Closing, Buyer and Seller may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in Seller Representations or Buyer Representations, and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written or, if legally required, notarized instrument signed on behalf of such Party.

(b)   This Agreement may not be amended or supplemented except by an instrument in writing signed by the Parties or, if legally required, by notarized instrument. This also applies to an amendment of this Section 13.5.

(c)   Unless a notarized instrument is legally required, any amendment or supplement to this Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of amendments to this Agreement and of executed signature pages by facsimile transmission or by email transmission in portable document format (.pdf), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original amendment or supplement for all purposes. Signatures of the Parties transmitted by facsimile or by email in portable document format (.pdf), or similar format, shall be deemed to be their original signatures for all purposes.

13.6	Entire Agreement, Conflicts

(a)  This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement and the Ancillary Agreements constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter.

(b)   If and to the extent a conflict arises between the contents of this Agreement and any document or agreement entered into in connection with this Agreement, the terms of this Agreement shall prevail.

13.7	Exclusion of Set-Off and Retention Rights

Except as provided otherwise in this Agreement, no Party shall be entitled (i) to set-off (aufrechnen) any rights or claims it may have under this Agreement against any rights or claims of the other Party, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the relevant Party for set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) by the other Party or have been confirmed by a final decision in accordance with Section 13.8.

13.8	Governing Law; Jurisdiction and Venue

(a)   This Agreement shall be governed by and construed in accordance with the laws of Germany by exclusion of its conflict of laws principles and international uniform laws. The application of the UN convention on Contracts for the International Sale of Goods (CISG) shall be excluded.

(b)   Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to the exclusive jurisdiction of the competent Courts of the city of Stuttgart, Germany.

(c)   With regard to any official proceedings, in particular Court proceedings, Buyer and Guarantor hereby appoint the following domestic representative: Jones Day, Dr. Martin Kock, Prinzregentenstr. 11, 80538 Munich, Germany, [****]. The appointed representative acts as an agent for service of process of all official proceedings, in particular Court proceedings (Zustellungsbevollmächtigter); services and deliveries to the agent have the same effect as services and deliveries directly to the Buyer and Guarantor, respectively. A change of the agent (Zustellungsbevollmächtigter) or the address for service of process of the agent (Zustellungsanschrift) is valid only if made in accordance with Section 13.3.

13.9	Severability

Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding. Instead of the unenforceable or invalid provision or portion such provision shall be deemed agreed which comes as close as possible to the intentions of the Parties as expressed by this Agreement. The same shall apply if the Parties inadvertently did not address certain issues in this Agreement which subsequently become relevant (Vertragslücke).

13.10	Further Assurances, Company Actions

(a)   Both Parties shall use their best efforts to (i) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, including obtaining the approval by relevant Government Authorities or any third party consents on or before the Outside Date; and (iii) cause the Amended Articles to become effective upon Closing.

(b)   If and to the extent this Agreement envisages any actions by the Company prior to Closing, Seller shall cause such action by the Company.

13.11	Assignment

Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void.

13.12	Titles and Headings

The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

13.13	Definitions

Except as otherwise provided herein or as otherwise clearly required by the context, capitalized terms shall have the respective meanings indicated in Exhibit 13.13 when used in this Agreement.

This deed, including its Exhibits and Schedules, was read aloud by the notary, approved the persons appearing, and signed by them and the notary as follows:

MOSOLF SE & CO. KG

By:          Mosolf Verwaltungen SE, its general partner

By:          /s/Dr. Jörg Mosolf
Name:     Dr. Jörg Mosolf
Title:       Managing Director

By:          /s/Gregory Hancke
Name:     Gregory Hancke
Title:       Managing Director

CENNTRO ELECTRIC GROUP LIMITED

By:          /s/ Dr. Horst Martin Kock
Name:     Dr. Horst Martin Kock
Title:       Authorized Representative based on a power of attorney dated Feb. 25, 2022

CENNTRO ELECTRIC GROUP, INC.

By:           /s/ Dr. Horst Martin Kock
Name:      Dr. Horst Martin Kock
Title:        Authorized Representative based on a power of attorney dated Feb. 25, 2022

NOTARY PUBLIC

By:          /s/ Lucas Wartenburger
Name:     Lucas Wartenburger
Title:       Civil Law Notary (Notar)
Officially appointed in Munich,
State of Bavaria, Germany

EXHIBIT 13.13
DEFINITIONS

Except as otherwise provided herein or as otherwise clearly required by the context, capitalized terms shall have the respective meanings indicated below when used in this Agreement:

“Accounting Principles” shall have the meaning ascribed thereto in Section 3.6(a).

“Action” means any suit, arbitration, cause of action, claim, criminal prosecution, non-routine investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority or before any arbitrator or other tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Amended Articles” shall have the meaning ascribed thereto in Section 9.1(b).

“Ancillary Agreements” means each agreement, document, instrument, writing and/or certificate contemplated by this Agreement or executed in connection with the transactions contemplated hereby, including, in particular the Escrow Agreement, the [*****] Consultancy Agreement, the TSA, the [*****] Service Agreement, Director Resignation and Release, IP Rights Assignment Agreement, and the Logistics Agreement.

“AWG” shall mean the German Foreign Trade Act (Aussenwirtschaftsgesetz).

“AWV” shall mean the German Foreign Trade Ordinance (Aussenwirtschaftsverordnung).

“Benefit Plans” shall mean any pension or benefit plan or contract in favor of any of the Company’s managing directors or employees under applicable laws or regulations.

“BGB” shall mean the German Civil Code (Bürgerliches Gesetzbuch).

“BMWK” shall have the meaning ascribed thereto in Section 7.3.

“Business” means the business of the Company as operated by the Company on the Signing Date.

“Business Association” shall mean a general or limited corporate partnership, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof or a joint venture.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York or in Stuttgart, Germany.

“Buyer Indemnified Parties” and “Buyer Indemnified Party” shall have the meanings ascribed thereto in Section 11.1.

“Buyer Representations” shall have the meaning ascribed thereto in ARTICLE 5.

“Buyer” shall have the meaning ascribed thereto in the preamble.

“Cap” shall have the meaning ascribed thereto in Section 11.6(c).

“Cenntro Product IP” shall have the meaning ascribed thereto in Section 3.12(b).

“Cenntro Products” shall have the meaning ascribed thereto in Section 3.20(a).

“CET” means Central European Time.

“Closing” shall have the meaning ascribed thereto in Section 9.1(a).

“Closing Conditions” shall have the meaning ascribed thereto in Section 8.1(a).

“Closing Date” shall have the meaning ascribed thereto in Section 9.1(a).

“Closing Payments” shall have the meaning ascribed thereto in Section 9.2(k).

“Company Cash” shall mean the aggregate amount of cash (including deposits in transit), cash equivalents (in euro or other foreign currency) and marketable securities net of issued and outstanding checks and net of costs of repatriation, if any, of the Company as of 12:01 a. m. (German time) on the Closing Date. If Company Cash is in a currency other than Euro, then, for the purpose of determining the amount of Company Cash hereunder, such foreign currency amount will be converted into Euro at the daily exchange rate between those two currencies quoted by the European Central Bank on the date at which such calculation is to occur.

“Company Contracts” shall have the meaning ascribed thereto in Section 3.15

“Company Marks” shall have the meaning ascribed thereto in Section 3.12(a).

“Company Material Adverse Effect” means any change, event, circumstance, condition, fact, development or effect that has or results or would reasonably be expected to have or result in a material adverse effect on the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Company, taken as a whole, except that none of the following constitutes a Company Material Adverse Effect: (i) changes in business or economic conditions as a whole or in the industries in which the Company operate, provided that such changes or effects do not otherwise have a disproportionate effect on the Company, taken as a whole, relative to other similarly situated companies ongoing in the same businesses, (ii) the engagement by the U.S. and/or Germany in hostilities or material worsening of any hostilities underway as of the Signing Date, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U. S. and/or Germany, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U. S. and/or Germany, provided that such changes or effects do not otherwise have a disproportionate effect on the Company, taken as a whole, relative to other similarly situated companies ongoing in the same businesses; (iii) pandemic, epidemic, earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster, provided that such changes or effects do not otherwise have a disproportionate effect on the Company, taken as a whole, relative to other similarly situated companies ongoing in the same businesses; (iv) changes in Accounting Principles (v) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (vi) the failure in and of itself to meet any projections or forecasts or revenue or earnings predictions (provided that this sub-clause (vi) shall not exclude any underlying change, event, circumstance, condition, fact, development or effect that may have caused such failure), (vii) any action taken at the written request of Buyer, (viii) the transactions explicitly authorized by this Agreement or (ix) any facts, matters or circumstance disclosed in Seller Disclosure Schedule or in this Agreement.

“Company” shall have the meaning ascribed thereto in the preamble.

“Company Shares” shall have the meaning ascribed thereto in Section 1.1(c).

“Confidentiality Agreement” shall mean the Nondisclosure Agreement by and between Buyer and Seller entered into and made effective as of January 20, 2022.

“Court” means any court, arbitration tribunal or judicial body.

“Customer Data” shall have the meaning ascribed thereto in Section 3.12a(b).

“Damages” shall have the meaning ascribed thereto in Section 11.1.

“Director Resignation & Release” shall have the meaning ascribed thereto in Section 9.2(a).

“DORI” shall have the meaning ascribed thereto in Section 1.2(c).

“Due Diligence Documents” shall have the meaning ascribed thereto in Section 11.6(f)(iv).

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(b).

“Encumbrance” shall mean any mortgage, deed of trust, pledge, security interest, attachment, lien (statutory or otherwise), charge, lease, license, option, right of first offer, right of first refusal, encumbrance, adverse claim, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind.

“Environment” shall have the meaning ascribed thereto in Section 3.19.

“Environmental Laws” shall have the meaning ascribed thereto in Section 3.19.

“Escrow Agent” shall have the meaning ascribed thereto in Section 2.3(a).

“Escrow Agreement” shall have the meaning ascribed thereto in Section 2.3(a).

“FCO” shall mean the German Federal Cartel Office.

“Financial Statements” shall have the meaning ascribed thereto in Section 3.6(a).

“General Escrow Account” shall have the meaning ascribed thereto in Section 2.3(a).

“General Escrow Amount” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Germany” shall mean the Federal Republic of Germany and “German” shall relate to Germany.

“Governmental Authority” shall mean any German, U. S. or foreign, provincial, federal, state, state, communal, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Guarantor” shall have the meaning ascribed thereto in the preamble.

“[*****] Service Agreement” shall have the meaning ascribed thereto in the Recitals.

“HGB” shall mean the German Commercial Code (Handelsgesetzbuch).

“Indebtedness” shall mean Liabilities of the Company relating to (a) bonds (Anleihen) within the meaning of section 298 paragraph 1 in conjunction with section 266 paragraph 3 C. number 1 of the HGB and Liabilities from profit-related, convertible, warrant-linked and other debt securities (Verbindlichkeiten aus Gewinn-, Wandel-, Options- und sonstigen Schuldverschreibungen) and profit participation certificates of any kind (Genussscheine jeder Art); (b) Liabilities to financial institutions (Verbindlichkeiten gegenüber Kreditinstituten) within the meaning of section 298 in conjunction with section 266 paragraph 3 C. number 2 of the HGB; (c) Liabilities relating to bills of exchange (Wechselverbindlichkeiten) within the meaning of section 298 in conjunction with section 266 paragraph 3 C. number 5 of the HGB, with the exception of trade payables; (d) Liabilities to affiliated companies (Verbindlichkeiten gegenüber verbundenen Unternehmen) within the meaning of section 298 in conjunction with section 266 paragraph 3 C. number 6 of the HGB, except the Subsidiary, with the exception of trade payables; (e) Liabilities to enterprises with which a participation relationship exists (Verbindlichkeiten gegenüber Unternehmen, mit denen ein Beteiligungsverhältnis besteht) within the meaning of section 298 in conjunction with section 266 paragraph 3 C. number 7 of the HGB, with the exception of trade payables; (f) other Liabilities (sonstige Verbindlichkeiten) within the meaning of section 298 in conjunction with section 266 paragraph 3 C. number 8 of the HGB; (g) leasing Liabilities (Leasingverbindlichkeiten) which, in accordance with the Accounting Principles, must be entered as a Liability of the Company, in the amount of the cash value thereof as of the Effective Date, unless they are already covered by items (a) to (f) above; (h) acquisition or construction costs (Anschaffungs- oder Herstellungskosten) of all fixed assets of the companies, where such costs are still payable by the Company after the Effective Date and are not already covered by items (a) to (g) above; (i) all interest and fees accrued but not yet paid as of the Effective Date as well as all prepayment penalties or other damages or contract penalties in connection with the items specified in items (a) to (h) above to the extent not covered therein; (j) any possible future Profit Transfer Receivable (Gewinnabführungsforderung), unless it is already covered by any of the items specified in (a) to (i) above; (k) provisions for Taxes; (l) any Liability or payment obligation other than those referred to under items (a) to (k) above having the same commercial effect as a borrowing or other form of financing. For purposes of calculating the Indebtedness, the Liabilities of the Company under the Purchased Loan (including accrued interest), valued as of the Effective Date shall not be treated as borrowing or other form of financing.

“Indemnified Party” shall have the meaning ascribed thereto in Section 11.5.

“Indemnified Taxes” shall mean (i) any Taxes of the Company payable by or with respect to the Company for any period until Effective Date, other in case of a provision, reserve, or valuation allowance in the Financial Statements,(ii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iii) the employer portion of any payroll, employment or similar Taxes payable by the Company with respect to any Indebtedness, Company transaction expenses, or any other compensatory payments made in connection with the transactions contemplated by this Agreement.

“Indemnifying Party” shall have the meaning ascribed thereto in Section 11.5.

“InsO” shall mean the German Insolvency Code (Insolvenzordnung).

“Insurance Policies” shall have the meaning ascribed thereto in Section 3.27.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind and patent rights; (B) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing; (D) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing; (E) rights of publicity and privacy and data protection rights; and (F) any and all other intellectual property rights and/or proprietary rights.

“IP Rights Assignment Agreement” shall have the meaning ascribed thereto in Section 9.2(b).

“Knowledge of Buyer” shall have the meaning ascribed thereto in Section 5.8.

“Knowledge of Seller” shall have the meaning ascribed thereto in Section 3.31.

“Laws” shall mean any applicable (i) laws, statutes, codes, executive orders, licensing requirements, ordinances and Regulations of any Governmental Authority and (ii) principles of common law, including all Orders having the effect of law in each such jurisdiction.

“Lease Agreements” shall have the meaning ascribed thereto in Section 3.17(c).

“Legal Disputes” shall have the meaning ascribed thereto in Section 3.10.

“Liabilities” shall mean all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

“Loan Agreement” shall mean the (intercompany) loan agreement currently actually drawn in the amount of at least EUR 11,900,000 at Closing entered into between Seller as lender and the Company as borrower on May 23, 2019 as amended from time to time by, amongst others, an amendment agreement dated July 4, 2019, an amendment agreement dated September 21, 2020, an undated amendment agreement pursuant to which the loan amount was increased to EUR 8,000,000, an amendment agreement dated January 15, 2021, an amendment agreement dated May 21, 2021, two amendment agreements dated September 6, 2021, an amendment agreement dated September 7, 2021, and addendum to the loan agreement concerning subordination (Rangrücktritt) dated February 25, 2022.

“Loan Purchase Price” shall have the meaning ascribed thereto in Section 2.5.

“Logistics Agreement” shall have the meaning ascribed thereto in Section 7.5(a).

“Marks” shall have the meaning ascribed thereto in the definition of “Intellectual Property Assets”.

“Material Customer” shall have the meaning ascribed thereto in Section 3.14(a).

“Material Vendor” shall have the meaning ascribed thereto in Section 3.14(b).

“[*****] Consultancy Agreement” shall have the meaning ascribed thereto in the Recitals.

“Official” shall have the meaning ascribed thereto in Section 3.25.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Outside Date” shall have the meaning ascribed thereto in Section 9.1

“Party” and “Parties” shall have the meaning ascribed thereto in the Recitals.

“Permits” shall mean all permits, licenses, variances, authorizations, exemptions, orders, registrations, and approvals of all Governmental Authorities that are required for the operation of the respective businesses of the Company at the Signing Date.

“Permitted Encumbrance” shall mean (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by the Company which are of record as of the Signing Date and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company as of the Closing will not be a Permitted Encumbrance.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Personal Data” shall have the meaning ascribed thereto in Section 3.12a(b).

“Pre-Closing Period” shall have the meaning ascribed thereto in Section 6.1.

“Privacy Policy” shall have the meaning ascribed thereto in Section 3.12a(b).

“Privacy Requirements” shall have the meaning ascribed thereto in Section 3.12a(b).

“Products” means all products and services developed, designed, marketed, performed, licensed, sold and/or distributed by or on behalf of the Company, and all products and services currently under development by or on behalf of the Company.

“Public Grants” shall have the meaning ascribed thereto in Section 3.21.

“Purchased Loan” ” shall have the meaning ascribed thereto in the Recitals.

“Purchased Shares” shall have the meaning ascribed thereto in the Recitals.

“Put Option” shall have the meaning ascribed thereto in Section 7.5(b)(i).

“Put Option Event” shall have the meaning ascribed thereto in Section 7.5(b).

“Put Option Exercise” shall have the meaning ascribed thereto in Section 7.5(b)(ii).

“Put Option Shares” shall have the meaning ascribed thereto in Section 7.5(b)(i).

“Qualifying Claim” shall have the meaning ascribed thereto in Section 11.6(e).

“Recitals” mean the recitals (A) to and including (D) as stated before ARTICLE 1.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Party Transaction” shall have the meaning ascribed thereto in Section 3.23.

“Remainder Payment” shall have the meaning ascribed thereto in Section 2.2(b)(ii).

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants, or representatives of Seller, Company, Buyer or any of their respective Affiliates, as the case may be.

“Resigning Director” shall have the meaning ascribed thereto in Section 9.2(a).

“Restricted Business” shall mean the business of assembly and distribution of L7ECU vehicles and L7ECU spare parts and related services.

“Restricted Period” shall have the meaning ascribed thereto in Section 6.3(a).

“Safekeeping Instructions” shall have the meaning ascribed thereto in Section 11.6(f)(iv).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the preamble.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in the first paragraph of ARTICLE 3.

“Seller Representations” means, collectively and individually, Seller’s Company Representations, Seller’s Fundamental Representations and Seller’s Other Representations.

“Seller’s Bank Account” shall have the meaning ascribed thereto in Section 2.2(c).

“Seller’s Company Representations” or “Seller’s Company Representation” shall have the meaning ascribed thereto in ARTICLE 3.

“Seller’s Fundamental Representations” or “Seller’s Fundamental Representation” shall have the meaning ascribed thereto in ARTICLE 4.

“Seller’s Other Representations” shall have the meaning ascribed thereto in 11.1(a).

“Share Purchase Price” shall have the meaning ascribed thereto in Section 2.2(a).

“Signing Date” shall have the meaning ascribed thereto in the preamble.

“Social Security” shall have the meaning ascribed thereto in Section 3.13(j).

“Standby Obligation” shall have the meaning ascribed thereto in Section 2.4(c).

“Subsequent Disclosure” shall have the meaning ascribed thereto in Section ARTICLE 3.

“Subsidiary” shall have the meaning ascribed thereto in Section 1.2(a).

“Subsidiary Shares” shall have the meaning ascribed thereto in Section 1.2(c).

“Tax Benefits” shall have the meaning ascribed thereto in Section 11.1(d)(iii).

“Tax Claim” shall have the meaning ascribed thereto in Section 7.8(c).

“Tax Return” shall mean any report, return, document, declaration, election, schedule or other information or filing supplied or required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, and including any schedule or attachment thereto and amendment thereof, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, escheat, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupational pension, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by any Taxing Authority (whether domestic or foreign including, without limitation, any federal, state, communal or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, costs, expenses and additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax.

“Territory” shall mean EU member countries, Iceland, Liechtenstein, Norway, Switzerland and the United Kingdom.

“Third Party Claim” shall have the meaning ascribed thereto in Section 11.5.

“Third Party IP Assets” shall have the meaning ascribed thereto in Section 3.12(b)(iii).

“Threshold” shall have the meaning ascribed thereto in Section 11.6(e).

“TME Company” and “TME Companies” shall have the meaning ascribed thereto in Section 1.2(e).

“[*****]” shall have the meaning ascribed thereto in Section 4.2.

“TSA” shall have the meaning ascribed thereto in Section 9.2(c).

“U.S.” shall mean the United States.

“US GAAP” shall mean United States generally accepted accounting principles.